UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Corcept Therapeutics Incorporated
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Corcept Therapeutics Incorporated
101 Redwood Shores Parkway
Redwood City, California 94065
Notice of Annual Meeting of Stockholders
To Be Held on May 21, 2026
Dear Stockholder:
The Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, will be held on Thursday, May 21, 2026 at 7:30 a.m. local time at the Company’s headquarters located at 101 Redwood Shores Parkway, Redwood City, CA 94065 for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect eight directors to hold office until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
3.To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
4.To approve an amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan to increase the number of shares available thereunder and clarify certain other language in the plan.
5.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 9, 2026 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 22, 2026.

By Order of the Board of Directors,

/s/ Atabak Mokari
Atabak Mokari
Chief Financial Officer and Treasurer
Redwood City, California
April 17, 2026
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 21, 2026
Our 2026 Proxy Materials are available at web.viewproxy.com/corcept/2026
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated
101 Redwood Shores Parkway
Redwood City, California 94065
650-327-3270

PROXY STATEMENT
2026 ANNUAL MEETING OF STOCKHOLDERS
General
We are furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the “Company” or “Corcept”) to be held on Thursday, May 21, 2026 at 7:30 a.m. local time, at 101 Redwood Shores Parkway, Redwood City, California 94065 and at any adjournments or postponements thereof (the “2026 Annual Meeting”). This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 22, 2026.
Who Can Vote
Only holders of our common stock at the close of business on April 9, 2026 (the “Record Date”) are entitled to vote at the 2026 Annual Meeting. If a bank, broker or other intermediary is the record holder of your stock on the Record Date, that is, your shares are held in “street name,” you must obtain and submit a legal proxy from your broker or other intermediary as the record holder, if you wish to attend the meeting in-person and vote your shares at that time.
Shares Outstanding and Quorum
As of the Record Date, there were 107,356,686 shares of our common stock outstanding. The holders of a majority of the outstanding shares of our common stock entitled to vote at the 2026 Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. If a quorum is not present at the meeting, the chairman of the meeting may adjourn the meeting to another place, date or time. Shares are considered “present” if voted by the holder of those shares or by proxy during the 2026 Annual Meeting. In addition, abstentions, withheld votes and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum. Stockholders of record who are present at the meeting in person or by proxy, and who withhold votes or abstain from voting and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.
Voting Rights
Each stockholder of record is entitled to one vote at the 2026 Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders are not permitted to cumulate votes with respect to the election of directors. Stockholders may vote their shares by following the instructions listed in the proxy card or other materials received on how to vote. All proxies we receive which are properly voted, whether by signed proxy card or by telephonic or internet voting and that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote, the shares represented by that proxy will be voted on the four proposals to be acted upon at the 2026 Annual Meeting as follows: (a) for each of the nominees to the Board listed on the proxy card and in this proxy statement, (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026, (c) for the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement and (d) for the approval of an amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan to increase the number of shares available thereunder and clarify certain other language in the plan. We are not aware, as of the date hereof, of any other matters to be voted upon at the 2026 Annual Meeting. If any other matters are properly brought before the 2026 Annual Meeting, the persons acting as proxies will have authority to vote on those matters in their discretion.
Votes Required to Approve Each Proposal
If a quorum exists at the 2026 Annual Meeting, the stockholders will be entitled to vote on the following proposals:
•election of directors (Proposal No. 1);
•ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal No. 2);
•approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 3); and

•approval of an amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan to increase the number of shares available thereunder and clarify certain other language in the plan (Proposal No. 4).
Directors will be elected (Proposal No. 1) by a plurality of the votes cast, which means that the eight director nominees who receive the highest number of votes “FOR” their election will be elected. As a result, only “FOR” votes will affect the outcome; any shares abstained from voting “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
Approval of Proposal Nos. 2, 3 and 4 requires the affirmative vote of a majority of the votes cast, meaning the number of shares voting “FOR” a proposal must exceed the number of shares voted “AGAINST.” Abstentions and broker non-votes will have no impact on these proposals.
Revocability of Proxies
A stockholder of record may revoke a proxy at any time before it is voted at the 2026 Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our Company at 101 Redwood Shores Parkway, Redwood City, California 94065 or (b) attending the 2026 Annual Meeting and voting in-person at the meeting by following the instructions above. Attendance at the 2026 Annual Meeting will not revoke a proxy unless the stockholder votes in-person at the meeting.
Solicitation of Proxies
The proxy card accompanying this proxy statement is solicited by our Board. We have engaged Alliance Advisors, LLC to assist in the solicitation of proxies and provide related advice and support, for a services fee and the reimbursement of reasonable costs, which are not expected to exceed $40,000. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone. If requested, we will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners the reasonable out-of-pocket cost of forwarding the proxy statement and proxy card to stockholders. The entire cost of soliciting proxies, which includes the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders, will be borne by us.
Interests of Our Directors and Executive Officers in the Proposals
Each member of our Board has an interest in Proposal No. 1 (Election of Directors), as each nominee is currently a member of our Board. Members of our Board and our executive officers do not have any interest in Proposal No. 2 (Ratification of Appointment of Independent Registered Public Accounting Firm). Our named executive officers have an interest in Proposal No. 3 (Advisory Vote to approve the Compensation of the Named Executive Officers), as their compensation is the subject of this advisory vote. Members of our Board and our executive officers each have an interest in Proposal No. 4 (Approval of an amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan to increase the number of shares available thereunder and clarify certain other language in the plan), as members of our Board and our executive officers are eligible to receive awards under the terms of the Corcept Therapeutics Incorporated Amended 2024 Incentive Award Plan.
Householding of Proxy Materials
“Householding” is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement from us or a bank, broker or other intermediary, unless one or more of these stockholders notifies us, the bank, broker or other intermediary that they wish to continue to receive individual copies. We do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.
If you hold shares in street name, your bank, broker or other intermediary may deliver only one copy of our proxy statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS
At the 2026 Annual Meeting, the stockholders will vote on the election of eight directors, all of whom will serve until the annual meeting of stockholders in 2027 or until their successors are duly elected and qualified. There are no family relationships among any of our directors or executive officers.
The name, age at April 9, 2026 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
Joseph K. Belanoff, M.D.	68	Chief Executive Officer and President
James N. Wilson(1)	82	Chairman of the Board
Gregg Alton(2)(3)	60	Former Chief Patient Officer of Gilead Sciences, Inc.
G. Leonard Baker, Jr.(1)(2)	83	Venture Capitalist
David L. Mahoney(2)(3)	71	Private Investor
Joshua M. Murray(3)	42	Chief Financial Officer and Head of Strategy of Orca Bio
Kimberly Park(1)(3)	62	Former Global Vice President of Merck & Co.
Daniel N. Swisher, Jr.(2)	63	Former President and Chief Operating Officer of Jazz Pharmaceuticals

(1)	Member of Corporate Governance and Nominating Committee
(2)	Member of Compensation Committee
(3)	Member of Audit Committee
Our director nominees have acted throughout their careers with integrity, honesty and adherence to high ethical standards. They have also demonstrated business acumen and sound judgment we believe will benefit Corcept.
Joseph K. Belanoff, M.D. is a co-founder of our Company and has served as a member of our Board and our Chief Executive Officer since Corcept’s inception in 1999, and as our President since 2014. Dr. Belanoff is an Adjunct Professor of Psychiatry at Stanford University (School of Medicine), where he has held positions in the Department of Psychiatry and Behavioral Sciences since 1992. Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons. Dr. Belanoff brings to our Board a deep knowledge of clinical medicine, drug discovery and development, commercial operations, finance and our research and development programs.
James N. Wilson has served as a director and as Chairman of our Board since 1999. From 2005 to 2018, he was also a member of the board of directors of NuGEN Technologies, Inc., a provider of systems for genomic analysis. From 2002 to 2009, Mr. Wilson served as the lead independent director of Amylin Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, and from 1996 to 2001, he was Chairman of the board of directors of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G. From 1991 to 1994, Mr. Wilson was Chief Operating Officer of Syntex Corporation, which was acquired by Roche Holding, Ltd. From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation, which was acquired by Elan Corporation plc. From 1982 to 1988, he was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company. Mr. Wilson received his B.A. and M.B.A. from the University of Arizona. Mr. Wilson brings to our Board experience in the biotechnology industry, as both a senior executive and director.
Gregg Alton has served as a member of our Board since March 2020. Mr. Alton served as Chief Patient Officer of Gilead Sciences, Inc. (“Gilead”) from August 2018 until January 2020. After joining Gilead in 1999, Mr. Alton held a number of positions at the company in which he gained experience in legal, medical affairs, policy and commercial matters, including General Counsel and Interim Chief Executive Officer. Prior to joining Gilead, he was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton served as a member of the board of directors of Renovaro Biosciences Inc., a public biotechnology company, from January 2020 to October 2024. Mr. Alton joined the boards of Novavax, Inc., a public biotechnology company, in November 2020, Brii Biosciences in June 2021, ETR (a non-profit), Global Antibiotic R&D Partnership (GARDP) in September 2021 and the Center for Disease Analysis Foundation in November 2025. He also serves as a member of the board of directors of several private companies, the Hepatitis Fund and the Boys and Girls Clubs of Oakland. Mr. Alton received a B.A. in Legal Studies from the University of California at Berkeley and a J.D. from Stanford University. Mr. Alton brings to our Board extensive experience in the pharmaceutical industry as a senior executive with responsibilities for legal, regulatory and medical affairs, strategy, operations and patient relations.

G. Leonard Baker, Jr. has served as a member of our Board since 1999. Mr. Baker was a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm in Palo Alto, California from 1973 through December 2020. Mr. Baker currently serves on the boards of directors of private companies and non-profits. He received his B.A. from Yale University and his M.B.A. from Stanford University. Mr. Baker brings to our Board expertise in finance, strategic transactions and business operations.
David L. Mahoney is a private investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare supply management and information technology company, and as Chief Executive Officer of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney has served on the board of directors of Adamas Pharmaceuticals, a publicly traded pharmaceutical company, from 2011 to November 2021, including as Chairman, and chair of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011 and as a member of the board of directors from 2003 to December 2019. He also serves on the board of directors of the San Francisco Museum of Modern Art and is a Trustee of the Schwab/Laudus Family of Funds. Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University. Mr. Mahoney brings to our Board experience in pharmaceutical distribution, fiscal management and in healthcare and technology company operations.
Joshua M. Murray has served as a member of our Board since June 2021. Mr. Murray currently serves as the Chief Financial Officer and Head of Strategy at Orca Bio, a privately held biotechnology company developing allogeneic cell therapies in blood, immune and genetic diseases. Prior to joining Orca, until April 2021, Mr. Murray spent 15 years at Goldman Sachs, most recently as a Managing Director in the Investment Banking Division, where he advised a wide array of biotechnology and life sciences companies. Mr. Murray joined the boards of Beyond Meat, Inc. in May 2024 and Par Health, Inc. in November 2025. He received an A.B. in History and Economics from Harvard College. Mr. Murray brings to our Board experience in finance, operations and biotechnology company operations.
Kimberly Park has served as a member of our Board since September 2019. She was Global Vice President of Customer Strategy and Innovation at Merck & Co. from 2014 to 2018 and also held global and U.S. leadership roles at Merck from 1997 to 2005, including U.S. Vice President of Managed Care Marketing. From 2005 to 2014, Ms. Park served in senior leadership roles at Johnson and Johnson, including Founding Partner and Global Vice President of Janssen Healthcare Innovation from 2010 to 2014 and U.S. Vice President of Primary Care Sales and Marketing of Janssen Pharmaceuticals from 2005 to 2010. Prior to joining Merck, Ms. Park held U.S. and global commercial leadership positions at GlaxoSmithKline plc. Ms. Park has served on the board of directors of Besser Company, a manufacturer of equipment for the building materials industry, since 2018, and TechEtch, a precision manufacturing company that supplies medical device and aerospace industries, since January 2021. She also serves as a board member for three non-profit organizations and is a mentor for Philadelphia Alliance of Capital and Technology. Ms. Park co-founded and serves as Secretary of the Aplex Community Center, a new non-profit organization that provides Northeast Michigan with a multi-use facility for residents and visitors. Ms. Park received her B.A. in International Business from the University of Michigan. She brings to our Board experience in pharmaceutical marketing, sales, and healthcare innovation.
Daniel N. Swisher, Jr. has served as a member of our Board since June 2015. From May 2024 to October 2025, Mr. Swisher served as Chief Executive Officer and a member of the board of NodThera, Inc., a private clinical-stage biotech company. Previously, he was President and Chief Operating Officer of Jazz Pharmaceuticals from January 2018 to September 2023. From 2003 to December 2017, he was Chief Executive Officer and a member of the board of directors of Sunesis Pharmaceuticals, a clinical-stage biopharmaceutical company and from 2005 to 2017, he was also its President. He joined Sunesis in 2001 and had previously served as the company’s Chief Business Officer and Chief Financial Officer. Prior to that, Mr. Swisher held a range of senior management roles at ALZA Corporation, a pharmaceutical and medical systems company, from 1992 to 2001. Mr. Swisher served as Chairman of the board of directors of Cerus Corporation, a publicly traded biopharmaceutical company, from 2013 to June 2025. Mr. Swisher received his B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Swisher brings to our Board experience in pharmaceutical industry development, corporate strategy, sales, marketing, operations and finance.

DIRECTOR NOMINATION
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as directors and providing oversight with respect to corporate governance and ethical conduct by Corcept’s directors, officers and employees. The Corporate Governance and Nominating Committee currently consists of Kimberly Park (Chairman), G. Leonard Baker, Jr. and James N. Wilson. The Board has determined that all members of the Corporate Governance and Nominating Committee are independent under the rules of The Nasdaq Stock Market LLC (“Nasdaq”). The Corporate Governance and Nominating Committee met four times during 2025. The Corporate Governance and Nominating Committee’s charter is available at www.corcept.com.
The information below describes the criteria the Corporate Governance and Nominating Committee applies and the process it uses to evaluate candidates for director.
Board Membership Criteria. As described in its charter, the Corporate Governance and Nominating Committee identifies and evaluates individuals qualified to serve as members of the Board. It seeks to identify director candidates with diverse backgrounds and experience and the skills and judgment to direct the company well.
The Corporate Governance and Nominating Committee also ensures that a majority of the directors are independent under Nasdaq rules, that the Audit Committee and Compensation Committee are composed of independent directors, and that members of the Audit Committee possess the accounting and financial expertise the Nasdaq and SEC require.
Process for Identifying and Evaluating Nominees. The Corporate Governance and Nominating Committee identifies candidates with the assistance of other Corcept Board members, Corcept management and, in some cases, search firms. The committee also considers any recommendations for nominees made by stockholders.
The Corporate Governance and Nominating Committee reviews biographical information and qualifications and checks the candidate’s references. Qualified candidates are interviewed by at least one member of the Committee. Advancing candidates meet, either in person or by telephone, with all members of the Committee and as many other members of the Board as practicable. As a final step, advancing candidates are formally presented to the Board. Candidates approved by the Board are, either (i) approved to fill a vacancy or (ii) nominated for a vote at the next meeting of stockholders.
Stockholder Proposals for Nominees. The Corporate Governance and Nominating Committee considers any written proposals from stockholders for nominees for director. Such nominations should be submitted to the Secretary of our Company and should include the following information: (a) all information required by Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and willingness to serve as a director; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) biographical information and a statement as to the qualifications of the nominee. Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2027 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our Company at our principal executive offices not earlier than 120 days (December 23, 2026) and not later than 90 days (January 22, 2027) prior to the anniversary of the date that the proxy materials for the previous year’s annual meeting were released to stockholders. Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition, pursuant to Rule 14a-19 (“Rule 14a-19”), notices of a solicitation of proxies in support of director nominees other than the company’s own nominees must be postmarked or electronically submitted no later than March 22, 2027, and each nomination must comply with the SEC regulations under Rule 14a-19, which requires, among other things, that such notice include a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If, however, the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or after May 21, 2027, then the Rule 14a-19 deadline shall be the later of 60 calendar days prior to the date of the 2027 Annual Meeting of Stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of our 2027 Annual Meeting of Stockholders. A nomination that does not comply with the requirements set forth in our Certificate of Incorporation and our Amended and Restated Bylaws will not be presented at the Annual Meeting. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2027 Annual Meeting of Stockholders.
Nominees to the Board of Directors for the 2026 Annual Meeting. The nominees for election at this 2026 Annual Meeting were recommended by the Corporate Governance and Nominating Committee and selected by the Board.

BOARD MEETINGS AND COMMITTEES
In addition to the Corporate Governance and Nominating Committee, the Board has Audit and Compensation committees. The Audit Committee met four times and the Compensation Committee met three times in 2025. The Board met four times in 2025. The independent directors of the Board met in executive sessions four times in 2025. Each member of the Board attended 75 percent or more of the total number of Board and Board committee meetings on which such Board member served that were held during the period in which he or she was a Board or Board committee member.
We encourage our directors to attend our annual stockholder meeting. Six of our directors attended the meeting last year.
Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and financial statement audits. Its responsibilities include appointing and compensating the independent registered public accounting firm for its audit of our accounts, reviewing the scope and results of these audits, reviewing and evaluating our accounting policies, and approving the non-audit professional services our independent registered public accounting firm provides to us. From January 1, 2025 until October 10, 2025, the Audit Committee consisted of Gregg Alton (Chairman), Gillian M. Cannon, Ph.D., David L. Mahoney and Joshua M. Murray. From October 11, 2025 until December 2, 2025, the Audit Committee consisted of Gregg Alton (Chairman), Ph.D., David L. Mahoney and Joshua M. Murray. Since December 3, 2025, the Audit Committee consisted of Gregg Alton (Chairman), Ph.D., David L. Mahoney, Joshua M. Murray and Kimberly Park. Following the 2026 Annual Meeting of Stockholders, assuming the election of each director nominee herein, membership in the Audit Committee will not change. The Board has determined that all members of the Audit Committee are independent under the Nasdaq rules and that each of them can understand financial statements. The Board has also determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act and that each of Mrs. Park and Messrs. Alton, Murray and Mahoney is an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act. The Audit Committee’s charter is available at www.corcept.com.
Compensation Committee. The Compensation Committee consists of David L. Mahoney (Chairman), Gregg Alton, G. Leonard Baker, Jr. and Daniel N. Swisher, Jr. The Board has determined that all members of the committee are independent under the Nasdaq rules. The committee reviews and approves, subject to stockholder or Board approval as required, (i) our incentive, equity-based and other compensatory plans and (ii) any benefit, compensation or severance arrangements applicable to our named executive officers. In addition, the committee reviews and approves corporate goals relevant to our chief executive officer’s compensation and recommends the structure and amount of such compensation to the Board for its review and approval. The committee also reviews the compensation and benefits offered to nonemployee directors and recommends appropriate changes to the Board. The committee may delegate its authority and responsibilities to its individual members or to a subcommittee of its members. The committee’s charter is available at www.corcept.com.

BOARD LEADERSHIP AND ROLE IN RISK OVERSIGHT
Board Leadership. We are committed to sound corporate governance and value independent board oversight. Seven of our eight directors qualify as independent under the Nasdaq rules. Following the 2026 Annual Meeting of Stockholders, assuming the election of each director nominee, the number of directors who are independent will not change. In February 2026, our Board reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment. The Board has determined that the following directors are “independent” under the Nasdaq rules:
James N. Wilson
Gregg Alton
G. Leonard Baker, Jr.
David L. Mahoney
Joshua M. Murray
Kimberly Park
Daniel N. Swisher, Jr.
Dr. Belanoff, our Chief Executive Officer, is an employee and is therefore not “independent.”
In accordance with our Amended and Restated Bylaws, our Board appoints our officers. The Board does not have a policy as to whether the role of the Chairman of the Board and Chief Executive Officer should be separate and whether a lead independent director should be selected. Currently, we separate the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for setting Corcept’s strategic direction and its day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Our Chairman of the Board, Mr. Wilson, is not an employee and is independent. Our Board believes that its leadership is appropriate for Corcept and its stockholders.
Risk Oversight. The Board oversees our exposure to risk and the steps we have undertaken to mitigate those risks. The Board assesses the risks we face and reviews our strategic plan at least annually. The Board also receives regular updates from our Executive Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Chief Accounting & Technology Officer, Chief Business Officer, Chief Development Officer, Chief Human Resources and Communications Officer, Chief Scientific Officer, President, Corcept Endocrinology, President, Corcept Oncology and President, Corcept Emerging Markets, regarding the impact and mitigation of various risks. Although the Board bears ultimate responsibility for the company’s risk management, the Audit Committee oversees management of risks arising from our accounting policies and practices, financial reporting, SEC compliance, cybersecurity and potential director or named executive officer conflicts of interest. The Compensation Committee oversees director and executive officer compensation and strives to create compensation incentives that discourage risk-taking inconsistent with our business strategy. The Corporate Governance and Nominating Committee oversees management of risks associated with corporate governance, including environmental and social issues and regulatory compliance. Each of these committees meets regularly with Corcept management and reports to the full Board.

COMMUNICATIONS WITH DIRECTORS
Stockholders or other interested parties may write to any director or committee of our Board at c/o Secretary, Corcept Therapeutics Incorporated, 101 Redwood Shores Parkway, Redwood City, California 94065. The Secretary will refer comments or questions regarding our accounting, internal controls or auditing matters to the Audit Committee and those regarding compensation to the Compensation Committee. The Secretary will refer comments or questions regarding the nomination of directors and other corporate governance matters to the Corporate Governance and Nominating Committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2025, our Compensation Committee consisted of Messrs. Mahoney, Alton, Baker and Swisher. None of the members of our Compensation Committee is, or has been, an officer or employee of our Company. None of our named executive officers serves or in the past year has served as a member of the board of directors of any entity that has one or more named executive officers serving on our Board or Compensation Committee.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of April 9, 2026 and other information about them are set forth below:

Name	Age	Position
Joseph K. Belanoff, M.D.	68	Chief Executive Officer, President and Director
William Guyer, Pharm.D.	58	Chief Development Officer
Hazel Hunt, Ph.D.	66	Chief Scientific Officer
Joseph D. Lyon	48	Chief Accounting and Technology Officer
Sean Maduck	49	President, Corcept Endocrinology
Atabak Mokari	49	Chief Financial Officer and Treasurer
Charles Robb	63	Chief Business Officer and Secretary
Joseph K. Belanoff, M.D. Dr. Belanoff’s biography is presented under “Nominees to Board of Directors.”
William Guyer, Pharm.D. was named our Chief Development Officer in August 2021. He brings more than 30 years of medical and clinical experience to the role, including nearly 20 years in positions of increasing seniority at Gilead Sciences. From March 2015 to August 2021, he served as Senior Vice President of Gilead’s global Medical Affairs team, with responsibility for developing innovative strategies for advancing compounds from discovery to commercialization in a wide range of complex diseases, including infectious diseases, liver diseases, cancer and inflammatory disorders. His work included designing, implementing and supporting company- and investigator-sponsored studies, collaborative studies, real-world data generation and health outcomes research, as well as scientific and medical communications and education programs across Gilead’s entire portfolio of medications. Prior to joining Gilead, Dr. Guyer was the Director of the HIV Pharmacy and Outpatient Infusion Center Services for Kaiser Permanente in Southern California. He is a clinical pharmacist and holds a Pharm.D. from the University of Southern California.
Hazel Hunt, Ph.D. was named our Chief Scientific Officer in July 2020. Prior to that she was our Senior Vice President, Research. Dr. Hunt joined Corcept in 2011, bringing with her more than 23 years of experience in the pharmaceutical and biotechnology industries. From 2002 to 2011, Dr. Hunt was Director of Chemistry and Operations at Argenta, where she worked closely with Corcept and played an integral role in the discovery of Corcept’s portfolio of next-generation selective glucocorticoid receptor antagonists and cortisol modulators. From 1994 to 2002, she worked for Celltech, initially as a Group Leader in Medicinal Chemistry and ultimately as Section Leader, Project Chemistry. From 1992 to 1994, she served as a Research Fellow at The Centre for Drug Design and Development. Before that Dr. Hunt worked at Glaxo Group Research as a Senior Chemist in Medicinal Chemistry. Dr. Hunt received a first-class honors degree in chemistry from the Australian National University and a Ph.D. in synthetic organic chemistry from the University of Southampton, UK. She also carried out postdoctoral work at Oxford University and the University of California at Irvine.
Joseph Douglas Lyon was named our Chief Accounting and Technology Officer in February 2024. Mr. Lyon also supported our pharmacy operations as Chief Pharmacy Officer from April 2025 to February 2026 in addition to his Chief Accounting and Technology Officer role. Prior to that he was Corcept’s Chief Accounting Officer from July 2020 to January 2024 and before that he was Vice President, Corporate Controller. Mr. Lyon joined the Company as Director of Finance and Accounting in July 2012. Mr. Lyon held the positions of Worldwide Corporate Controller and General Manager at ZINFI Technologies, Inc. from July 2011 to June 2012 and Director of Business Development and Operations at Connor Group from

January 2006 to June 2011. Prior to that, Mr. Lyon was an auditor at Ernst & Young LLP from July 2004 to June 2006. Mr. Lyon is a Certified Public Accountant and earned a B.A. and Masters in Accounting from the University of Utah, and is a graduate of Harvard Business School’s Executive Business General Management Program.
Sean Maduck was named President, Corcept Endocrinology in April 2022. Prior to that he was our Chief Commercial Officer and before that he was our Senior Vice President, Commercial. Mr. Maduck joined Corcept in 2012, bringing to the company 12 years of pharmaceutical, biotechnology and management experience. From 2002 to 2012, he held positions in the Finance, Portfolio Planning and Commercial functions at Genentech. Prior to Genentech, he was an investment banking analyst at W.R. Hambrecht + Company. From 2012 to 2022, Mr. Maduck served on the Board of Directors of the Cancer Support Community – San Francisco Bay Area. Mr. Maduck earned an A.B. from Dartmouth College, a B.E. in Biomedical Engineering from the Thayer School of Engineering at Dartmouth College, and a Masters in Management from the Stanford Graduate School of Business.
Atabak Mokari was named as our Chief Financial Officer in March 2021. Mr. Mokari has over 20 years of experience in life sciences and healthcare finance. From 2018 to 2020, Mr. Mokari was Chief Financial Officer at Bellicum Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Mokari served as Chief Financial Officer and Vice President of Corporate Development from 2016 to 2018 at medical device manufacturer IRIDEX Corporation. Mr. Mokari was a director at Wells Fargo Securities LLC’s healthcare investment banking group from 2013 to 2016, at UBS’s healthcare investment banking group from 2009 to 2013 and at Credit Suisse’s healthcare investment banking group from 2005 to 2009. Prior to that, Mr. Mokari was a member of the business development team at Forest Laboratories, a pharmaceutical company, and an analyst at the private equity firm Olympus Partners and the investment banking firm Bowles Hollowell Conner & Co. Mr. Mokari earned an M.B.A. from The Tuck School of Business at Dartmouth and a B.S. in Chemistry and Biology from Duke University.
Charles Robb was named as our Chief Business Officer in March 2021 after serving more than nine years as Corcept’s Chief Financial Officer. Mr. Robb has more than 30 years of experience in executive management, operations and finance. From 2005 through 2011, Mr. Robb served as the Senior Vice President of Operations, Administration and Finance of Fitness Anywhere, Inc., a fitness equipment and training company with operations in the United States, Europe and Asia. From 2003 to 2005, Mr. Robb was engaged in the private practice of law. From 2000 to 2002, he was Senior Vice President of Citadon, Inc. He also held positions in business development for Nomura Asset Capital Corporation from 1998 to 1999 and in sales and marketing for Legal Research Network, Inc., from 1996 to 1998. From 1992 to 1996, Mr. Robb practiced law at Howard, Rice, Nemerovski, Canady, Falk & Rabkin. Mr. Robb earned a B.A. in English and Political Philosophy from Yale and a J.D. from Harvard Law School, where he was a member of the Harvard Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of April 9, 2026 (or that is based on filings with the SEC) by (a) each person known to us to own more than 5 percent of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other named executive officer named in the compensation tables appearing later in this proxy statement and (d) all current directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable. Percentage of ownership is based on 107,356,686 shares of common stock outstanding as of April 9, 2026. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of April 9, 2026 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned (# of shares)(2)	Percentage of Shares Beneficially Owned (%)
5 percent Stockholders
BlackRock, Inc.(3)	11,539,099	10.7%
Vanguard Group Inc.(4)	9,537,532	8.9%
Ingalls & Snyder, LLC and affiliated entities(5)	8,173,721	7.6%
Renaissance Technologies(6)	5,758,528	5.4%
Directors and Named Executive Officers
Joseph K. Belanoff, M.D.(7)	6,743,951	6.1%
G. Leonard Baker, Jr.(8)	5,663,946	5.3%
James N. Wilson(9)	2,991,515	2.8%
Sean Maduck(10)	1,828,180	1.7%
Charles Robb(11)	1,770,145	1.6%
David L. Mahoney(12)	1,507,042	1.4%
Atabak Mokari(13)	842,757	*
William Guyer, Pharm.D.(14)	549,731	*
Gregg Alton(15)	203,750	*
Kimberly Park(16)	203,750	*
Joshua M. Murray(17)	153,750	*
Daniel N. Swisher, Jr.(18)	139,511	*
All current directors and executive officers as a group (14 persons)(19)	24,730,737	20.7%

*	Less than 1 percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 101 Redwood Shores Parkway, Redwood City, California 94065.
(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 9, 2026. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)
Information regarding the holdings of BlackRock, Inc., or BlackRock, is based on information obtained from Amendment No. 4 to Schedule 13G filed by BlackRock on July 17, 2025 with respect to its holdings as of June 30, 2025. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)
Information regarding the holdings of Vanguard Group, Inc., or Vanguard, is based on information obtained from Amendment No. 8 to Schedule 13G filed by Vanguard on February 13, 2024 with respect to its holdings as of December 29, 2023. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355. On March 26, 2026, Vanguard filed Amendment No. 9 to Schedule 13G to disclose an internal realignment that occurred on January 12, 2026. Due to the internal realignment, certain subsidiaries or business divisions of subsidiaries of Vanguard that formerly had, or were deemed to have, beneficial ownership with Vanguard will report beneficial ownership separately (on a disaggregated basis) from Vanguard. As of March 26, 2026, Vanguard reported that it no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by these subsidiaries and/or business divisions.

(5)
Consists of shares held by Ingalls & Snyder LLC, or Ingalls, for the benefit of Ingalls & Snyder Value Partners, L.P., or ISVP, or other investment advisory clients. Information regarding the holdings of Ingalls and ISVP is based on information obtained from Amendment No. 16 to Schedule 13G filed by Ingalls on February 21, 2025 with respect to its holdings as of December 31, 2024. ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor. Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients. Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls is 1 Rockefeller Plaza, New York, NY 10020.

(6)
Information regarding the holdings of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, or Renaissance Technologies, is based on information obtained from Amendment No. 5 to Schedule 13G filed by Renaissance Technologies on February 12, 2026 with respect to its holdings as of December 31, 2025. The address for Renaissance Technologies is 800 Third Avenue, New York, New York 10022.

(7)
Includes (a) 2,918,326 shares held by the Joseph K. Belanoff and Katherine A. Blenko Revocable Living Trust and (b) 3,825,625 shares that may be acquired by Dr. Belanoff within 60 days of April 9, 2026 pursuant to options.

(8)
Includes (a) 1,095,262 shares held in The Baker Revocable Trust of which Mr. Baker is a trustee, (b) 1,146,631 shares held by a Roth IRA for the benefit of Mr. Baker, (c) 3,308,303 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner and (d) 113,750 shares that may be acquired by Mr. Baker within 60 days of April 9, 2026 pursuant to options.

(9)
Includes (a) 1,097,532 shares held by the James N. Wilson and Pamela D. Wilson Trust, (b) 901,067 shares held by James and Pamela Wilson Family Partners, (c) 200,000 shares held by the James N. Wilson 2025 Grantor Retained Annuity Trust, (d) 200,000 shares held by the Pamela D. Wilson 2025 Grantor Retained Annuity Trust and (e) 592,916 shares that may be acquired by Mr. Wilson within 60 days of April 9, 2026 pursuant to options. Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and James and Pamela Wilson Family Partners pursuant to voting agreements.

(10)
Includes (a) 8,977 shares held in Mr. Maduck’s name, (b) 5,147 shares held by the Sean and Molly Maduck Living Trust of which Mr. Maduck is a co-trustee, (c) 40,000 shares held by the SNM 2025 Grantor Retained Annuity Trust of which Mr. Maduck is a trustee, (d) 34,000 shares held by the SNM 2026 Grantor Retained Annuity Trust of which Mr. Maduck is a trustee, (e) 20,570 shares held by MMM 2025, LLC of which Mr. Maduck is a member and manager, (f) 10,000 shares held by Duckhill Capital, LLC of which Mr. Maduck is President and disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein and (g) 1,709,486 shares that may be acquired by Mr. Maduck within 60 days of April 9, 2026 pursuant to options.

(11)
Includes (a) 79,503 shares held in Mr. Robb’s name, (b) 23,142 shares held as custodian for his children under the California Uniform Transfers to Minors Act over which Mr. Robb has voting control and (c) 1,667,500 shares that may be acquired by Mr. Robb within 60 days of April 9, 2026 pursuant to options.

(12)
Includes (a) 1,237,145 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, (b) 46,147 shares held by the Black Dog Private Foundation and (c) 223,750 shares that may be acquired by Mr. Mahoney within 60 days of April 9, 2026 pursuant to options.

(13)	Includes (a) 15,257 shares held in Mr. Mokari’s name and (b) 827,500 shares that may be acquired by Mr. Mokari within 60 days of April 9, 2026 pursuant to options.
(14)	Includes (a) 2,231 shares held in Dr. Guyer’s name and (b) 547,500 shares that may be acquired by Dr. Guyer within 60 days of April 9, 2026 pursuant to options.
(15)	Includes 203,750 shares that may be acquired by Mr. Alton within 60 days of April 9, 2026 pursuant to options.
(16)	Includes 203,750 shares that may be acquired by Ms. Park within 60 days of April 9, 2026 pursuant to options.
(17)	Includes 153,750 shares that may be acquired by Mr. Murray within 60 days of April 9, 2026 pursuant to options.
(18)	Includes 139,511 shares that may be acquired by Mr. Swisher within 60 days of April 9, 2026 pursuant to options.
(19)
Total number of shares includes common stock held by directors, executive officers and entities affiliated with directors and executive officers, which consists of shares included under “Directors and Named Executive Officers” and 266,667 shares of common stock held by two other executive officers and 1,866,042 shares that may be acquired by two other executive officers within 60 days of April 9, 2026 pursuant to options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our Audit Committee’s written charter requires that the Audit Committee review and approve or disapprove all related party transactions that are required to be disclosed by Item 404 of Regulation S-K. All related party transactions between us and our executive officers, directors or principal stockholders are reviewed and approved by our Audit Committee or a majority of the independent and disinterested members of our Board to ensure they are on terms no less favorable to us than could be obtained from unaffiliated third parties and have bona fide business purposes. Since January 1, 2025, there were no related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than the director and executive compensation arrangements discussed herein.
Severance and Change in Control Agreements. We have entered into severance and change in control agreements with our executive officers. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will continue to receive, for 12 months, his or her base salary and continued health insurance coverage. The agreements also provide for full vesting of the terminated executive’s outstanding equity awards in the event the termination occurs, with or without cause, within 18 months following a change in control. For a detailed description, see “Executive Compensation – Compensation Discussion and Analysis – Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements.”
Director Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors for any event related to the fact that the officer and/or director is or was a director, officer, employee, consultant, agent or fiduciary of or to the Company or is or was serving at the request of the Board as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such indemnified person in any such capacity, other than for liabilities arising from willful misconduct, and to advance any expenses incurred as a result of any proceeding subject to indemnification.
Rule 10b5-1 Sales Plans. Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information (“MNPI”), subject to compliance with the terms of our Insider Trading Policy.
See “Director Compensation” for a discussion of our director compensation policy.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available at our website, www.corcept.com. We will disclose at www.corcept.com any amendment to, or waiver of, any provision of our Code of Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and Nasdaq.
INSIDER TRADING POLICY
We have adopted an Insider Trading Policy, which provides our employees, officers and our directors with guidelines with respect to transactions in our securities. We adopted the Insider Trading Policy and the procedures set forth therein to help prevent insider trading and to assist our employees, officers and directors in complying with their trading obligations under the federal securities laws. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Corcept.
PROHIBITION OF EMPLOYEE, OFFICER AND DIRECTOR HEDGING AND USE OF COMPANY SECURITIES AS COLLATERAL
Our insider trading policy prohibits our directors, officers and employees, as well as any of our contractors with access to our sales, financial and clinical data, from engaging in any transactions that are intended to hedge or offset any decrease in the market value of our securities held by the individual as well as certain forms of monetization transactions (including forward contracts and zero-cost collars). Our insider trading policy also prohibits our directors and officers from pledging company securities as collateral for a loan.

DELINQUENT SECTION 16(A) REPORTS
Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than ten percent of any class of our equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of these reports and representations of such reporting persons, we believe that in 2025 such reporting persons met all applicable Section 16(a) requirements, except for (i) a Form 4 for Charles Robb reporting gifts on January 27, 2025, which transactions were inadvertently reported late on a Form 4 that was filed on April 23, 2025 rather than the due date of January 29, 2025, (ii) two Form 4s for Sean Maduck reporting gifts between May 15, 2018 and July 3, 2025, which transactions were inadvertently reported late on two Form 4s that were filed on June 2, 2025 and August 5, 2025, respectively, rather than the due dates between May 17, 2018 and July 8, 2025 and (iii) a Form 4/A for William Guyer, Pharm.D., reporting a gift on November 17, 2025, that was filed on December 3, 2025, which transaction was inadvertently omitted from a Form 4 filed on November 26, 2025.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our goal is to offer competitive compensation that rewards good short-term and long-term performance. Direct compensation consists of base salary, cash bonuses for the achievement of significant corporate goals, equity grants (which typically vest over four years) and sales commissions. The Compensation Committee has primary responsibility for designing and administering our compensation program.
This section discusses the principles underlying the compensation of the named executive officers included in the “Summary Compensation Table” and the factors that determined their compensation in 2025. Our named executive officers for 2025 were Joseph K. Belanoff, M.D., Chief Executive Officer and President; William Guyer, Pharm.D., Chief Development Officer; Sean Maduck, President, Corcept Endocrinology; Atabak Mokari, Chief Financial Officer and Treasurer; and Charles Robb, Chief Business Officer and Secretary.
Executive Summary
In 2025, we achieved significant clinical, commercial and financial goals:
•Increased the number of Korlym and Korlym authorized generic tablets shipped to patients by 37%, despite the presence of generic alternatives, with revenue increasing from $675.0 million in 2024 to $761.4 million.
•Submitted to the U.S. Food and Drug Administration (“FDA”) a New Drug Application (“NDA”) for relacorilant as a treatment for women with platinum-resistant ovarian cancer, which was subsequently approved by the FDA on March 25, 2026, more than 3 months ahead of schedule.
•Submitted a Marketing Authorization Application (“MAA”) to the European Medicines Agency (“EMA”) seeking approval for the same indication in the European Union.
•Significantly advanced our clinical development programs:
◦Achieved positive results in ROSELLA, our pivotal Phase 3 trial of relacorilant combined with the chemotherapy medication nab-paclitaxel in patients with platinum-resistant ovarian cancer, meeting both of the trial’s dual primary endpoints (progression-free and overall survival).
◦Initiated Phase 2 trials of relacorilant to treat platinum-resistant ovarian, platinum-sensitive ovarian, endometrial and pancreatic cancers and a Phase 1b trial of our proprietary, selective glucocorticoid receptor antagonist nenocorilant to treat a variety of solid tumors.
◦Completed enrollment in MOMENTUM, our trial evaluating the prevalence of hypercortisolism in patients with resistant hypertension.
◦Completed enrollment in MONARCH, our Phase 2b trial of miricorilant in patients with metabolic dysfunction-associated steatohepatitis (“MASH”).
◦Achieved positive results in DAZALS, our Phase 2 trial of dazucorilant in patients with amyotrophic lateral sclerosis (“ALS”), in which an exploratory analyses showed that patients who received dazucorilant exhibited a profound reduction in risk of death during the study’s first year compared to patients who received placebo.
•Advanced promising compounds from our portfolio of selective cortisol modulators towards the clinic.
•Strengthened our global patent portfolio.
Executive Compensation 2025 Program Overview
The Compensation Committee and the Board determined that the Company and its named executive officers met significant goals in 2025, as evidenced by increased revenue and significant progress in its clinical activities. In addition to annual performance, the committee also noted significant advances in the Company’s long-term outlook relative to its peers. Taking into account these accomplishments, as well as the Company’s unique business model and its compensation principles, the committee and the Board took the following actions with respect to the compensation of our named executive officers for 2025:

Base Salary. Effective February 1, 2025, the Compensation Committee recommended, and the Board approved, an approximately four percent increase to the annual base salary of Dr. Belanoff, and Messrs. Maduck, Mokari and Robb, and an 8.8 percent increase to the annual base salary of Dr. Guyer.
Bonuses. In accordance with our practice of awarding cash bonuses for the achievement of significant corporate goals, in March 2026, we paid bonuses to all employees of the Company, including our named executive officers, in recognition of the accomplishments described above.
Equity Awards. In February 2025, the Compensation Committee recommended, and the Board approved, the grant of options to each of our named executive officers. These grants vest over a four-year period, subject to the recipient’s continued employment. In 2025, Dr. Guyer and Messrs. Maduck, Mokari and Robb were granted restricted stock awards (“RSAs”) in connection with their participation in our Employee Stock Purchase Plan (“ESPP”). These awards vest on the one-year anniversary of the award date, subject to certain requirements under the ESPP.
Strong Stockholder Support for our Compensation Decisions
Stockholders controlling 94 percent of the shares voted at our 2025 annual meeting voted to approve the 2024 compensation of our named executive officers. 59 percent of the shares voted at our 2023 annual meeting voted to approve our practice of submitting the compensation of named executive officers to a non-binding stockholder vote once a year. Accordingly, we are seeking the approval of our stockholders, on an advisory basis, of our named executive officers’ compensation at the 2026 Annual Meeting. See Proposal No. 3 in this proxy statement.
Compensation Principles and Objectives
We rely on our compensation program to attract, motivate and retain highly-qualified executive officers by paying them competitively and in a manner that reflects our performance and their contributions to it. Each year, the Board sets goals designed to link each named executive officer’s compensation to significant increases in Corcept’s long-term value. These goals reference the attainment of research, development, commercial and financial objectives, which the Board evaluates at the end of each year. Because drug development can take many years, the largest portion of our named executives’ compensation consists of option grants that are subject to extended vesting periods and reward achievements that increase stockholder value in the long term.
Except for their salaries, compensation for our named executive officers is performance-based. The Compensation Committee determines the structure and amount of performance-based compensation based on its members’ many years’ experience with and understanding of the most effective practices in the biotechnology industry.
These are the Compensation Committee’s objectives:
•Align executive and stockholder interests by providing bonuses and equity awards that are tied to company and individual performance in the short- and long-term; and
•Take advantage of the fact that because Corcept has relatively few employees compared to its revenue and the scope of its development activities, it can offer compensation that its competitors for talent cannot match.
The members of the Compensation Committee are seasoned executives of, consultants to, or investors in the biotechnology industry. Collectively the Chairman of the Board and members of the Compensation Committee have served as board and compensation committee members of many public and privately held companies including Renovaro Biosciences, Symantec, Sunesis Pharmaceuticals, Adamas Pharmaceuticals and Cerus Corporation. As a result, we believe that the Chairman of the Board and the members of the Compensation Committee (as well as our other Board members) clearly understand the compensation structures and amounts that are necessary to attract, motivate and retain management talent in our industry.
Determination of Compensation
The Compensation Committee reviews the performance of our named executive officers annually. To aid the Compensation Committee in its deliberations, our Chief Executive Officer evaluates the performance of all executives other than himself and makes compensation recommendations. The Compensation Committee bases its decisions on the Chief Executive Officer’s input, the input of other Board members and its own evaluation of the achievements of Corcept and of each executive. The Compensation Committee then recommends salaries, performance bonuses and grants of stock options, taking into account its members’ understanding of compensation practices in the biotechnology and pharmaceutical industry and the members’ experiences as executives, consultants, board and compensation committee members and investors.

Tax Considerations
The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which limits the tax deductibility of annual compensation in excess of $1,000,000 paid to individuals who have ever served as named executive officers, in light of our overall compensation philosophy and objectives. The Compensation Committee may award compensation to our named executive officers that may not be fully deductible by Corcept if it determines that such compensation is appropriate.
Elements of Executive Compensation
Base Salary
The Compensation Committee determines executive salaries based on its members’ knowledge of industry employment practices and their many years of assessing the salaries required to attract, motivate and retain talented executives in a competitive market. Base salary increases are not determined formulaically. Rather, each year the Compensation Committee reviews the Chief Executive Officer’s salary to determine if a change is appropriate based on its assessment of market compensation trends, the Company’s circumstances, current performance and outlook. The Compensation Committee applies similar scrutiny to the salaries of our other officers, with input from the Chief Executive Officer and other Board members. Based on the Compensation Committee’s assessment, the Compensation Committee recommended and the Board approved the following increases effective February 1, 2025:

Executive	2024 Base Salary ($)	2025 Base Salary ($)	Approximate Increase (%)
Joseph K. Belanoff, M.D.	$1,144,000	$1,190,000	4.0%
William Guyer, Pharm.D.	$658,320	$716,000	8.8%
Sean Maduck	$628,161	$653,000	4.0%
Atabak Mokari	$548,080	$570,000	4.0%
Charles Robb	$688,480	$716,000	4.0%
Performance-Based Compensation
Cash Bonus. We pay discretionary bonuses annually based on the Compensation Committee’s assessment of our prior year’s progress toward achieving significant long-term goals and the contribution to such achievements by each named executive officer. We also may pay bonuses when significant goals are met.
Factors considered may include successful completion of a clinical trial, approval of a new product, a significant increase in revenue or profitability or substantial improvements in our management or operational capabilities. The discretionary bonuses incentivize achievement of our near-term objectives, consistent with our long-term goals.
Target annual bonuses for our named executive officers are set as a percentage of their salaries and designed to be market competitive and allow us to attract and retain talent. The Compensation Committee determines, in its sole discretion, each year’s actual bonus amounts, based on its evaluation of company-wide and individual performance. For 2025, the target annual bonuses for our named executive officers remained the same as in 2024 and were 100 percent of salary for Dr. Belanoff and 50 percent of salary for Dr. Guyer and Messrs. Maduck, Mokari and Robb.
In February 2026, the Compensation Committee evaluated the contributions of each of our named executive officers with respect to progress towards the achievement of our long-term goals and identified the accomplishments set forth in the Executive Summary above. These include: (i) increasing our revenue; (ii) meeting both dual primary endpoints in our ROSELLA trial; (iii) submitting an NDA to the FDA for relacorilant plus nab-paclitaxel as a treatment for patients with platinum-resistant ovarian cancer in the United States and submitting a MAA to the EMA seeking approval for the same indication in the European Union; (iv) initiating Phase 2 trials of relacorilant to treat platinum-resistant ovarian, platinum-sensitive ovarian, endometrial and pancreatic cancers and Phase 1b trial of nenocorilant to treat a variety of solid tumors; (v) completing enrollment in our MOMENTUM trial; (vi) completing enrollment in our MONARCH trial; and (vii) achieving positive results in our DAZALS trial.

In light of these accomplishments, the Compensation Committee recommended, and the Board approved, the payment of bonuses to all employees of the Company, including payments to our named executive officers as set forth below.

Executive	Target Bonus Achievement (%)	Bonus Amount ($)
Joseph K. Belanoff, M.D.	100%	$1,190,000
William Guyer, Pharm.D.	120%	$429,600
Sean Maduck	80%	$261,200
Atabak Mokari	100%	$285,000
Charles Robb	100%	$358,000
Long-Term Equity Incentive Program
We believe that equity incentives motivate outstanding performance from our employees by linking a portion of their compensation to the performance of our stock. Our employees are eligible to receive grants of restricted stock and stock options under our 2024 Incentive Award Plan (“2024 Plan”). With respect to our named executive officers, we have used stock options as our long-term performance-based equity incentive vehicle because we believe they maximize the incentive to increase stockholder value over the long term, since there is no financial gain unless our stock price rises.
The Compensation Committee or the Board typically grant stock options when a named executive officer joins Corcept and then annually in connection with its evaluation of the named executive officer’s expected future performance. The Compensation Committee or the Board also typically grant stock options following a significant change in job responsibility or in recognition of a significant achievement. The Compensation Committee determines the number of shares underlying each stock option grant based on a number of factors, including the scope of the named executive officer’s responsibilities and anticipated contributions to achievement of our goals, the value of the stock option at the time of grant and the Compensation Committee’s or the Board’s understanding of industry practices and norms and other competitive factors. There is no set formula. The relative weight given to each of these considerations is at the Compensation Committee’s discretion.
To incentivize continued employment, stock options granted to our named executive officers generally vest over four years. We have occasionally granted stock options that vest based on the attainment of performance goals. Stock option awards generally expire ten years from the date of the grant, which allows the executive to focus on creating and maintaining long-term stockholder value and to have a reasonable opportunity to benefit from price appreciation in our shares. The exercise price is set at the last quoted price per share on the Nasdaq Capital Market on the date of grant.
In February 2025, the Compensation Committee recommended, and the Board approved, the following option grants to our named executive officers: Dr. Belanoff: 350,000 shares; Dr. Guyer: 140,000 shares; Mr. Maduck: 140,000 shares; Mr. Mokari: 140,000 shares; and Mr. Robb: 140,000 shares. The size of each award was based on the Compensation Committee’s determination of the recipient’s ability to contribute to our future success. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.
All employees are eligible to participate in our ESPP under the 2024 Plan. The ESPP allows employees to set aside, by means of payroll deductions, up to ten percent of their annual cash compensation for the purchase of our common stock at its fair market value on the purchase date. For each purchased share, the participating employee receives one matching share, also issued from the 2024 Plan, if certain conditions are met. There is no vesting requirement for shares issued pursuant to the ESPP purchase. The matching share is granted in the form of an RSA that vests on the one-year anniversary of the ESPP purchase date, provided the employee has held the corresponding purchased share for one year.
In 2025, in connection with their participation in our ESPP, we granted the following total RSAs to our named executive officers: Dr. Guyer: 224 shares; Mr. Maduck: 1,587 shares; Mr. Mokari: 1,385 shares; and Mr. Robb: 1,764 shares. For detailed information, see the “Grants of Plan-Based Awards During 2025” table below. The size of each award equaled the number of shares purchased via the ESPP with the named executive officer’s percentage contribution election at the time of enrollment.
Severance and Change in Control Arrangements
We have Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to their duties should there arise the possibility of a change in the control of our Company and to help ensure a smooth transition should such a change in control occur. The terms of these agreements are the same for all the named executive officers. For a detailed description, see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements,” below.

Other Elements of Compensation
Our executives are eligible to receive retirement and insurance benefits on the same terms as our other employees, as set forth below. Eligibility for all employees begins on the first day of the month coinciding with or immediately following the first business day of employment. These benefits help us attract and retain talented employees in a competitive market, where such benefits are common. Each year, we review the benefits we offer.
Retirement Plans. We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, that covers eligible U.S. employees and employees of any designated affiliate. Eligible employees may contribute up to 100 percent of their annual compensation, subject to limitations imposed by the Internal Revenue Code. All contributions are immediately vested and non-forfeitable. We match 100 percent of contributions made by eligible employees, including each named executive officer, up to the maximum permitted by the Internal Revenue Code.
Medical Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, and his or her spouse and dependents with comprehensive health, dental and vision insurance.
Life and Disability Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, disability and life insurance.
Policies with Respect to Equity Compensation Awards
We grant stock option awards with an exercise price equal to the last quoted price per share on the Nasdaq Capital Market on the date of grant. We do not select option grant dates for named executive officers in coordination with the release of MNPI.
We have an insider trading policy that prohibits our named executive officers and Board members from engaging in certain transactions in our stock, including short sales, and in derivative securities related to our stock. For a detailed description, see “Prohibition of Employee, Officer and Director Hedging,” above.

2025 Summary Compensation Table
The following table provides compensation information for the years ended December 31, 2025, 2024 and 2023 for each of our named executive officers.

Name and Principal Position	Year	Base Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Restricted Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph K. Belanoff, M.D.,	2025	$1,182,333	$1,190,000	$12,907,718	$—	$23,500	$15,303,551
Chief Executive Officer and	2024	$1,140,533	$1,716,000	$7,010,548	$—	$23,000	$9,890,081
President	2023	$1,083,333	$1,320,000	$6,911,901	$—	$22,500	$9,337,734
William Guyer, Pharm.D.,	2025	$706,387	$429,600	$5,163,087	$17,871	$23,500	$6,340,445
Chief Development Officer	2024	$656,210	$510,198	$2,804,219	$—	$23,000	$3,993,627
	2023	$628,167	$379,800	$2,764,760	$60,871	$22,602	$3,856,200
Sean Maduck,	2025	$648,860	$261,200	$5,163,087	$111,995	$23,500	$6,208,642
President	2024	$626,148	$471,120	$2,804,219	$46,684	$23,000	$3,971,171
Corcept Endocrinology	2023	$601,583	$422,800	$2,764,760	$97,288	$22,500	$3,908,931
Atabak Mokari,	2025	$566,347	$285,000	$5,163,087	$97,733	$23,500	$6,135,667
Chief Financial Officer and	2024	$546,323	$411,060	$2,804,219	$72,704	$23,000	$3,857,306
Treasurer	2023	$524,333	$316,200	$2,764,760	$89,314	$22,500	$3,717,107
Charles Robb,	2025	$711,413	$358,000	$5,163,087	$124,500	$23,500	$6,380,500
Chief Business Officer and	2024	$686,273	$533,572	$2,804,219	$91,307	$23,000	$4,138,371
Secretary	2023	$659,333	$397,200	$2,764,760	$112,925	$22,500	$3,956,718

(1)	These amounts constitute discretionary bonuses paid to each named executive officer based on our Compensation Committee’s and Board’s determination of corporate and individual performance.
(2)
These amounts equal the grant date fair value of option awards as calculated under FASB ASC Topic 718, not the compensation actually received by the named executive officers or the value that may be recognized with respect to these awards in the future. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Stockholders’ Equity – Option Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)	These amounts equal the grant date fair value of restricted stock awards based on the closing market price of the Company’s common stock on the date of grant. The compensation realized by each named executive officer will depend on the fair market value at the time each award vests.
(4)	The amounts reflected in All Other Compensation consist of employer contributions by the Company under our 401(k) Plan.

Grants of Plan-Based Awards During 2025
The following table summarizes the grants of option and restricted stock awards we made to the named executive officers in 2025.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (# of shares)(1)	Exercise Price of Option Awards ($/share)	All Restricted Stock Awards: Number of Awards (# of shares)(2)	Grant Date Fair Value of Option and Restricted Stock Awards ($)(3)
Joseph K. Belanoff, M.D.	2/28/2025	350,000	$60.58	—	$12,907,718
William Guyer, Pharm.D.	2/28/2025	140,000	$60.58	—	$5,163,087
	12/1/2025	—	$—	224	$17,871
Sean Maduck	2/28/2025	140,000	$60.58	—	$5,163,087
	3/3/2025	—	$—	266	$15,713
	6/2/2025	—	$—	888	$63,652
	9/2/2025	—	$—	228	$16,275
	12/1/2025	—	$—	205	$16,355
Atabak Mokari	2/28/2025	140,000	$60.58	—	$5,163,087
	3/3/2025	—	$—	232	$13,704
	6/2/2025	—	$—	775	$55,552
	9/2/2025	—	$—	200	$14,276
	12/1/2025	—	$—	178	$14,201
Charles Robb	2/28/2025	140,000	$60.58	—	$5,163,087
	3/3/2025	—	$—	292	$17,248
	6/2/2025	—	$—	997	$71,465
	9/2/2025	—	$—	251	$17,916
	12/1/2025	—	$—	224	$17,871

(1)	These options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the executive’s continued employment through the applicable vesting date.
(2)	These awards vest on the first anniversary of the grant date, subject to the executive’s continued employment through the vesting date and on the condition that the executive held the corresponding share purchased under the ESPP through the vesting date.
(3)
For option awards, these amounts equal the grant date fair value of option awards as calculated under FASB ASC Topic 718, not the compensation actually received by the named executive officers or the value that may be recognized with respect to these awards in the future. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Stockholders’ Equity – Stock Options Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2025.

For restricted stock awards, these amounts equal the grant date fair value of restricted stock awards based on the closing market price of the Company’s common stock on the date of grant. The compensation realized by each named executive officer will depend on the fair market value at the time each award vests.

Equity Award Grant Practices
In accordance with Item 402(x) of Regulation S-K under the Securities Act, we are providing information regarding our procedures related to the grant of certain equity awards close in time to the release of MNPI. As discussed in the “Compensation Discussion and Analysis” above, equity awards, including stock options, are recommended by the Compensation Committee and approved by the Board on or before the grant date. We do not select option grant dates for named executive officers in coordination with the release of MNPI and do not time, and do not plan to time, the release of MNPI in coordination with grants of equity awards in a manner that intentionally affects the value of executive compensation. Additionally, our Insider Trading Policy prohibits directors, officers and employees from trading in our common stock while in possession of or on the basis of MNPI about us.

The following table summarizes the stock option grants awarded to our named executive officers on February 28, 2025, one business day prior to the date we filed our Current Report on Form 8-K announcing that the FDA filed our NDA of relacorilant to treat patients with endogenous hypercortisolism (Cushing’s syndrome):

Name	Grant Date	Number of Securities Underlying Option (# of shares)	Exercise Price of Option Award ($/share)	Grant Date Fair Value of Option ($)	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of MNPI and the trading day beginning immediately following the disclosure of MNPI
Joseph K. Belanoff, M.D.	2/28/2025	350,000	$60.58	$12,907,718	(7.58)%
William Guyer, Pharm.D.	2/28/2025	140,000	$60.58	$5,163,087	(7.58)%
Sean Maduck	2/28/2025	140,000	$60.58	$5,163,087	(7.58)%
Atabak Mokari	2/28/2025	140,000	$60.58	$5,163,087	(7.58)%
Charles Robb	2/28/2025	140,000	$60.58	$5,163,087	(7.58)%
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding options and restricted stock awards for each of our named executive officers as of December 31, 2025.

		Option Awards(1)				Restricted Stock Awards(2)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (# of shares)	Number of Securities Underlying Unexercised Options Unexercisable (# of shares)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (# of shares)	Market Value of Shares of Stock That Have Not Vested ($)
Joseph K.	2/10/2017	550,000	—	$8.27	2/10/2027	—	$—
Belanoff, M.D.	2/7/2018	475,000	—	$16.52	2/7/2028	—	$—
	2/8/2019	475,000	—	$11.35	2/8/2029	—	$—
	2/7/2020	500,000	—	$13.56	2/7/2030	—	$—
	2/5/2021	500,000	—	$29.41	2/5/2031	—	$—
	2/2/2022	479,166	20,834	$19.26	2/2/2032	—	$—
	2/13/2023	354,166	145,834	$23.06	2/13/2033	—	$—
	2/9/2024	229,166	270,834	$23.01	2/9/2034	—	$—
	2/28/2025	72,916	277,084	$60.58	2/28/2035	—	$—
William	8/16/2021	270,000	—	$21.65	9/1/2031	—	$—
Guyer,	2/2/2022	25,833	4,167	$19.26	2/2/2032	—	$—
Pharm.D.	2/13/2023	141,666	58,334	$23.06	2/13/2033	—	$—
	2/9/2024	91,666	108,334	$23.01	2/9/2034	—	$—
	2/28/2025	29,166	110,834	$60.58	2/28/2035	—	$—
	12/1/2025	—	—	$—	—	224	$7,795
Sean Maduck	2/10/2017	241,986	—	$8.27	2/10/2027	—	$—
	2/7/2018	200,000	—	$16.52	2/7/2028	—	$—
	2/8/2019	200,000	—	$11.35	2/8/2029	—	$—
	2/7/2020	250,000	—	$13.56	2/7/2030	—	$—
	7/1/2020	40,000	—	$15.82	7/13/2030	—	$—
	2/5/2021	200,000	—	$29.41	2/5/2031	—	$—
	2/2/2022	191,666	8,334	$19.26	2/2/2032	—	$—

	4/6/2022	45,833	4,167	$22.05	5/2/2032	—	$—
	2/13/2023	141,666	58,334	$23.06	2/13/2033	—	$—
	2/9/2024	91,666	108,334	$23.01	2/9/2034	—	$—
	2/28/2025	29,166	110,834	$60.58	2/28/2035	—	$—
	3/3/2025	—	—	$—	—	266	$9,257
	6/2/2025	—	—	$—	—	888	$30,902
	9/2/2025	—	—	$—	—	228	$7,934
	12/1/2025	—	—	$—	—	205	$7,134
Atabak Mokari	3/1/2021	400,000	—	$25.46	3/1/2031	—	$—
	2/2/2022	95,833	4,167	$19.26	2/2/2032	—	$—
	2/13/2023	141,666	58,334	$23.06	2/13/2033	—	$—
	2/9/2024	91,666	108,334	$23.01	2/9/2034	—	$—
	2/28/2025	29,166	110,834	$60.58	2/28/2035	—	$—
	3/3/2025	—	—	$—	—	232	$8,074
	6/2/2025	—	—	$—	—	775	$26,970
	9/2/2025	—	—	$—	—	200	$6,960
	12/1/2025	—	—	$—	—	178	$6,194
Charles Robb	2/10/2017	200,000	—	$8.27	2/10/2027	—	$—
	2/7/2018	200,000	—	$16.52	2/7/2028	—	$—
	2/8/2019	250,000	—	$11.35	2/8/2029	—	$—
	2/7/2020	250,000	—	$13.56	2/7/2030	—	$—
	2/5/2021	200,000	—	$29.41	2/5/2031	—	$—
	3/1/2021	40,000	—	$25.46	3/1/2031	—	$—
	2/2/2022	191,666	8,334	$19.26	2/2/2032	—	$—
	2/13/2023	141,666	58,334	$23.06	2/13/2033	—	$—
	2/9/2024	91,666	108,334	$23.01	2/9/2034	—	$—
	2/28/2025	29,166	110,834	$60.58	2/28/2035	—	$—
	3/3/2025	—	—	$—	—	292	$10,162
	6/2/2025	—	—	$—	—	997	$34,696
	9/2/2025	—	—	$—	—	251	$8,735
	12/1/2025	—	—	$—	—	224	$7,795

(1)	The shares subject to these options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the executive’s continued employment through the applicable vesting date.
(2)
These awards vest on the one-year anniversary of the ESPP purchase date, subject to the executive’s continued employment and on the condition that the executive held the corresponding share purchased under the ESPP through the vesting date.

Option Exercises and Stock Vested in 2025
The following table includes information regarding options exercised and vesting of RSAs held by our named executive officers in 2025.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (# of shares)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (# of shares)	Value Realized on Vesting ($)(2)
Joseph K. Belanoff, M.D.	550,000(3)	$43,840,500	—	$—
William Guyer, Pharm.D.	200,000	$10,543,642	—	$—
Sean Maduck	350,000	$26,793,052	1,359	$92,363
Atabak Mokari	—	$—	2,633	$184,335
Charles Robb	164,037(4)	$12,552,335	3,308	$231,579

(1)	The value realized on exercise represents, for each share exercised, the excess of the closing trading price of our common stock on the date of exercise over the exercise price of the option.
(2)	The value realized on vesting represents the market price of the underlying shares at vesting and does not necessarily reflect actual proceeds received.
(3)
The 550,000 shares acquired on exercise by Dr. Belanoff were issued as part of a cashless option exercise whereby 306,846 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations. The net shares acquired were held and not realized in cash.

(4)
150,000 shares of the aggregate number of shares acquired on exercise by Mr. Robb were issued as part of a cashless option exercise whereby 82,958 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations. The net shares acquired were held and not realized in cash.

Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change in Control
Severance and Change in Control Agreements
We have Severance and Change in Control Agreements with each of our named executive officers. The terms of the agreements are identical. They provide that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements) prior to or more than 18 months following a change in control, the executive will be eligible to receive 12 months of his or her then-current base salary, payable in substantially equal installments in accordance with the Company’s customary payroll procedures, and continued health insurance coverage for up to 12 months following the date of termination. In addition, the agreements provide that in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be eligible to receive an amount equal to 12 months of his or her then-current base salary payable in a lump sum, continued health insurance coverage for up to 12 months following the date of termination, and full vesting of all outstanding equity awards. The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment. No severance will be paid or provided until the separation agreement and release of claims becomes effective.

The following table reflects compensation payable to each of our named executive officers upon a change in control or various employment termination events. The amounts shown below assume that (i) the named executive officer experienced a qualifying termination effective as of December 31, 2025 or (ii) a change in control of our Company occurred and the named executive officer experienced a qualifying termination on December 31, 2025.

Name	Benefit	Termination For Any Reason Outside of a Change in Control	Termination For Any Reason Within 18 Months Following a Change in Control
Joseph K. Belanoff, M.D.	Base Salary	$1,190,000	$1,190,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	5,228,984	(1)
	Health Insurance Benefit	25,506	25,506
	Total	$1,215,506	$6,444,490
William Guyer, Pharm.D.	Base Salary	$716,000	$716,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	2,034,649	(1)
	Health Insurance Benefit	35,577	35,577
	Total	$751,577	$2,786,226
Sean Maduck	Base Salary	$653,000	$653,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	2,199,966	(1)
	Health Insurance Benefit	35,577	35,577
	Total	$688,577	$2,888,543
Atabak Mokari	Base Salary	$570,000	$570,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	2,075,052	(1)
	Health Benefit	307	307
	Total	$570,307	$2,645,359
Charles Robb	Base Salary	$716,000	$716,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	2,152,997	(1)
	Health Insurance Benefit	21,764	21,764
	Total	$737,764	$2,890,761

(1)
For unvested options held by named executive officers as of December 31, 2025, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying any excess in the closing price for our Company’s common stock on the Nasdaq Capital Market as of December 31, 2025 (the last trading date of the fiscal year ended December 31, 2025), which was $34.80, over the exercise price of the option grant, by the number of unvested shares subject to the option as of December 31, 2025.

For unvested restricted stock held by named executive officers as of December 31, 2025, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying $34.80 by the number of unvested shares of restricted stock as of December 31, 2025.

Risk Assessment of Compensation Programs
Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that will have a material adverse effect on our Company. To make this determination, they reviewed the Company’s compensation policies, plans and practices with a focus on compensation program design, payment methodology, relationship to performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies. During the review, the Compensation Committee noted risk mitigating factors inherent in our compensation practices, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short and long-term compensation plans, the balance between fixed and variable pay and the mix of short and long-term incentives that encourage consistent performance over a sustained period, and these factors aligned the interests of our named executive officers and employees with those of our stockholders.

Pay Ratio Disclosure
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K require us to report the ratio of the median annual compensation of our full- and part-time employees in 2025 (that is, the compensation of the employee whose compensation is in the middle of the group, with as many employees earning more as earning less, not including our Chief Executive Officer (“CEO”)) to the annual total compensation of our CEO.
We identified the employee with median compensation by comparing the W-2 gross income (Box 1) of all full- and part-time employees based in the United States (except our CEO) and Form P60 gross income of all full- and part- time employees based in the United Kingdom who were employed on December 31, 2025. We calculated the median employee’s compensation using the same methodology as was used to calculate the Named Executive Officers’ compensation for purposes of the 2025 Summary Compensation Table. To permit meaningful comparisons between employees who worked for us less than the entire year and those who worked for us during the entire year, we annualized each permanent employee’s compensation based on the percentage of the year they worked for us. The annual total compensation of our median employee was $334,040 for 2025, including base salary earned for 2025, the grant date fair value of restricted stock awarded in 2025 and the bonus paid in March 2026 with respect to 2025 performance.
As disclosed above in the Summary Compensation Table, our CEO’s annual total compensation for 2025 was $15,303,551.
As calculated above, the ratio of the annual total compensation of our median employee excluding the CEO to that of our CEO is as follows:

CEO	$15,303,551
Median employee	$334,040
Ratio	46:1
Because public companies use different methods to calculate their pay ratios, the ratio we report should not be used as a basis for comparing Corcept to its peers.
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance of our Company.

Year	Summary Compensation Table Total for CEO ($)(1)	Compensation Actually Paid to CEO ($)(2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (“NEOs”) ($)(3)	Average Compensation Actually Paid to Non-CEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ thousands)	Revenue ($ thousands)
					Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)(5)
2025	$15,303,551	$14,755,842	$6,266,314	$6,167,705	$133	$120	$99,652	$761,407
2024	$9,890,081	$22,847,241	$3,990,120	$9,425,646	$193	$91	$141,209	$675,040
2023	$9,337,734	$15,757,507	$3,859,740	$6,755,598	$124	$92	$106,140	$482,375
2022	$7,352,757	$9,573,427	$2,979,057	$3,906,349	$78	$89	$101,418	$401,858
2021	$10,984,638	$4,250,676	$5,343,525	$2,622,461	$76	$99	$112,512	$365,978

(1)	Dr. Belanoff was the CEO and President for each of 2025, 2024, 2023, 2022 and 2021.
(2)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a value calculated under applicable SEC rules. In general, CAP is calculated as Summary Compensation Table total compensation adjusted to deduct the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date) and add changes in fair value of equity awards from the prior year end in accordance with Item 402(v) of Regulation S-K, for each covered year. Named executive officers do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award.

(3)
The non-CEO named executive officers reflects the following individuals in each year:
2025: Dr. Guyer and Messrs. Maduck, Mokari and Robb
2024: Dr. Guyer and Messrs. Maduck, Mokari and Robb
2023: Dr. Guyer and Messrs. Maduck, Mokari and Robb
2022: Dr. Hunt and Messrs. Maduck, Mokari and Robb
2021: Dr. Hunt and Messrs. Maduck, Mokari and Robb

(4)	Total Stockholder Return is determined based on the value of an initial fixed investment of $100 at December 31, 2020.
(5)	The Peer Group referenced for purpose of the Total Stockholder Return comparison consists of the Nasdaq Biotechnology Index (“NBI”).
The following table outlines the adjustments made to the compensation earned by our CEO and non-CEO NEOs, as presented in the Summary Compensation Table, to derive the CAP to our CEO and non-CEO NEOs.

Item and Value Added (Deducted)	2025	2024	2023	2022	2021
For CEO:
Summary Compensation Table Total	$15,303,551	$9,890,081	$9,337,734	$7,352,757	$10,984,638
- Summary Compensation Table “Option Awards” column value	(12,907,718)	(7,010,548)	(6,911,901)	(5,536,424)	(9,290,888)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	6,530,005	12,171,131	7,629,752	4,812,726	4,463,817
+/- change in fair value of outstanding and unvested equity awards granted in prior years	(3,141,785)	5,019,434	3,113,564	384,719	(2,243,056)
+ vest date fair value of equity awards granted in the covered year	3,426,524	2,354,418	1,612,966	1,539,784	1,337,023
+/- change in fair value of prior-year equity awards vested in the fiscal year	5,545,265	422,725	975,392	1,019,865	(1,000,858)
Compensation Actually Paid	$14,755,842	$22,847,241	$15,757,507	$9,573,427	$4,250,676
For Non-CEO NEOs (Average):
Summary Compensation Table Total	$6,266,314	$3,990,120	$3,859,740	$2,979,057	$5,343,525
- Summary Compensation Table “Option Awards” column value	(5,163,087)	(2,804,219)	(2,764,760)	(2,100,777)	(4,550,473)
- Summary Compensation Table “Stock Awards” column value	(88,025)	(52,674)	(90,100)	(17,699)	—
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	2,655,164	4,960,427	3,176,640	1,824,946	2,558,473
+/- change in fair value of outstanding and unvested equity awards granted in prior years	(1,249,241)	2,158,367	1,500,445	183,637	(821,551)
+ vest date fair value of equity awards granted in the covered year	1,370,592	941,758	645,179	569,394	424,525
+/- change in fair value of prior-year equity awards vested in the fiscal year	2,375,988	231,867	428,454	467,791	(332,038)
Compensation Actually Paid	$6,167,705	$9,425,646	$6,755,598	$3,906,349	$2,622,461
2025 Most Important Measures to Determine Compensation Actually Paid
As required by Item 402 (v) of Regulation S-K, we have identified the following performance measures as being the most important in linking actual compensation paid to our executives to our performance. We believe short- and long-term shareholder value is best created by expanding our commercial business serving patients with hypercortisolism (Cushing’s syndrome) and developing our proprietary selective cortisol modulators as treatments for other diseases with serious medical need. The performance measures we use to evaluate our executives’ performance are described below. For more information refer to the “Elements of Executive Compensation” of this proxy statement.

Most Important Performance Measures
Increase revenue by expanding endocrinology business and establishing an oncology business
Advance our clinical development programs in endocrinology, oncology, neurology and metabolism
Identify promising new drug product candidates
Pay versus Performance Comparative Disclosure
The following reflect the relationships between (i) CAP to our CEO, and the average of CAP to our non-CEO NEOs, to our cumulative total shareholder return and our cumulative total shareholder return (“TSR”) to our peer group (as defined above) TSR, (ii) CAP to our CEO, and the average of CAP to our non-CEO NEOs, to our revenues, and (iii) CAP to our CEO, and the average of CAP to our non-CEO NEOs, to our net income, in each case for the years 2021 through 2025.

Pay vs. Performance: Total Shareholder Return
Total Shareholder Return (Growth of $100 Invested)
CAP (in millions)
$200
$150
$100
$50
$—
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$—
$100
$99
$76
$89
$78
$124
$92
$193
$91
$133
$120
$4.3
$2.6
$9.6
$3.9
$15.8
$6.8
$22.8
$9.4
$14.8
$6.2
December 31, 2020
December 31, 2021
December 31, 2022
December 31, 2023
December 31, 2024
December 31, 2025
CEO CAP
Non-CEO Avg. CAP
CORT TSR
Peer Group TSR

Pay vs. Performance: Revenue
Revenue (in millions)
$800.0
$700.0
$600.0
$500.0
$400.0
$300.0
$200.0
$100.0
$—
CAP (in millions)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$—
$366.0
$401.9
$482.4
$675.0
$761.4
$4.3
$2.6
$9.6
$3.9
$15.8
$6.8
$22.8
$9.4
$14.8
$6.2
FY2021
FY2022
FY2023
FY2024
FY2025
CEO CAP
Non-CEO Avg. CAP
Revenue

Pay vs. Performance: Net Income
$160.0
$140.0
$120.0
$100.0
$80.0
$60.0
$40.0
$20.0
$—
Net Income (in millions)
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$—
CAP (in millions)
$112.5
$101.4
$106.1
$141.2
$99.7
$4.3
$2.6
$9.6
$3.9
$15.8
$6.8
$22.8
$9.4
$14.8
$6.2
FY2021
FY2022
FY2023
FY2024
FY2025
CEO CAP
Non-CEO Avg. CAP
Net Income

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 with respect to the shares of our common stock that may be issued under our equity compensation plan, the 2024 Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Vesting of Restricted Stock (# of shares)	Weighted Average Exercise Price of Outstanding Options ($/share)(1)	Number of Securities Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (# of shares)
Equity compensation plan approved by stockholders	25,639,916	$24.48	7,001,989	(2)
Equity compensation plan not approved by stockholders	—	—	—
Total	25,639,916	$24.48	7,001,989

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Represents shares of common stock available for future issuance under our 2024 Plan as of December 31, 2025.
DIRECTOR COMPENSATION
The following table provides compensation information for the one-year period ended December 31, 2025 for each non-employee member of our Board. Dr. Belanoff is not provided additional compensation for his Board service.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
James N. Wilson(3)	$122,907	$1,170,007	$—	$1,292,914
Gregg Alton	$85,000	$702,004	$—	$787,004
G. Leonard Baker, Jr.	$66,000	$702,004	$—	$768,004
Gillian M. Cannon, Ph.D.(4)	$53,259	$702,004	$15,241	$770,504
David L. Mahoney	$82,500	$702,004	$—	$784,504
Joshua M. Murray	$62,500	$702,004	$—	$764,504
Kimberly Park	$62,990	$702,004	$—	$764,994
Daniel N. Swisher, Jr.	$60,000	$702,004	$—	$762,004

(1)
These amounts equal the grant date fair value of option awards as calculated under FASB ASC Topic 718, not the compensation actually received by the named executive officers or the value that may be recognized with respect to these awards in the future. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Stockholders’ Equity – Stock Options Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2025.

(2)
As of December 31, 2025, our non-employee directors held outstanding options to purchase the following number of shares: Mr. Wilson: 695,000 shares; Mr. Alton: 205,000 shares; Mr. Baker: 255,000 shares; Dr. Cannon: 164,000 shares; Mr. Mahoney: 255,000 shares; Mr. Murray: 155,000 shares; Ms. Park: 205,000 shares; and Mr. Swisher: 140,761 shares.

During 2025, Mr. Wilson, as chairman of the board, was granted an option to purchase 25,000 shares, and Mr. Alton, Mr. Baker, Dr. Cannon, Mr. Mahoney, Mr. Murray, Ms. Park and Mr. Swisher were each granted an option to purchase 15,000 shares. All of these awards vest in equal monthly installments over a one-year period, subject to continued service.

(3)	The cash fee paid to Mr. Wilson in 2024 included an overpayment of $3,093 due to an administrative error. The cash fee paid in 2025 was reduced by the amount of the overpayment in 2024.
(4)	Dr. Cannon served as a director until her resignation on October 10, 2025. In connection with her resignation, the Company and Dr. Cannon entered into a consulting services agreement whereby Dr. Cannon will provide consulting services until the 2026 meeting of stockholders of the Company. The cash fee paid for Dr. Cannon’s consulting services is reflected in All Other Compensation.

For 2025, non-employee directors received a fee for their services in the amount of $50,000, effective January 1, 2025. In addition, the chair and members of the Audit Committee received fees of $25,000 and $12,500, respectively; the chair and members of the Compensation Committee received fees of $20,000 and $10,000, respectively; and the chair and members of the Corporate Governance & Nominating Committee received fees of $12,000 and $6,000, respectively. The chairman of our Board received an additional cash retainer of $70,000, for a total annual cash retainer of $120,000, as well as $6,000 as a member of the Corporate Governance & Nominating Committee. New directors are granted an option to purchase 30,000 shares of common stock. The initial director options vest with respect to 25 percent of the shares on the first anniversary of the date of the grant and, in 36 equal monthly installments thereafter, subject to the director’s continued service on each monthly vesting date. At each annual meeting of our stockholders, continuing non-employee directors are granted an option, which for 2025, consisted of 15,000 shares of common stock that vests in 12 equal monthly installments from the date of the annual meeting, subject to the non-employee director’s continued service on each monthly vesting date. The Board has historically approved additional option awards for non-employee directors serving certain leadership roles. In 2025, the Board granted Mr. Wilson an additional option to purchase 10,000 shares of common stock, vesting in 12 monthly installments, for his service as Chairman of the Board, subject to his continued service on each monthly vesting date.
Effective in April 2024, our Board approved the following annual director compensation limits: $1,500,000 for each continuing director, including both cash and equity compensation; and $2,000,000 for a newly appointed director during the first year of service, including both cash and equity compensation.
We have a Severance and Change in Control Agreement with Mr. Wilson. The agreement with Mr. Wilson provides that if his employment or service on the Board is terminated involuntarily by us without “cause” or by him for “good reason” (as each is defined in the agreement) within 18 months following a change in control, all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive vesting acceleration under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to the Company within 60 days following termination of employment.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.
This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this proxy statement and is not repeated here.
In this context, the Compensation Committee hereby reports as follows:
•The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management; and
•Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation Committee

David L. Mahoney, Chairman
Gregg Alton
G. Leonard Baker, Jr.
Daniel N. Swisher, Jr.

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*
Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq and the SEC.
Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).
In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:
•reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2025 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;
•considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;
•reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;
•reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;
•based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC; and
•instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee has also recommended in Proposal No. 2 in this Proxy Statement the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Audit Committee

Gregg Alton, Chairman
Kimberly Park
David L. Mahoney
Joshua M. Murray

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Fees Incurred by Corcept for Ernst & Young LLP
The following table shows the fees paid or accrued by Corcept for audit and other services provided by Ernst & Young LLP, our independent registered public accounting firm, for fiscal 2025 and 2024.

	2025	2024

	(in thousands)
Audit Fees(1)	$2,846	$2,360
Tax Fees(2)	151	139
Total	$2,997	$2,499

(1)	Audit fees are for the audit of our financial statements and review of our quarterly financial statements as well as for audit services provided in connection with other statutory or regulatory filings, including consents.
(2)	Tax fees are for tax advisory and tax compliance services.
Pre-approval of audit-related and non-audit services
In order to ensure that the provision of audit and non-audit services does not impair our independent registered public accounting firm’s independence, our policy is that the Audit Committee must pre-approve such services. Pre-approval may be given annually, as part of the Audit Committee’s review and approval of the scope and estimated cost of audit and non-audit services provided by the independent registered public accounting firm or on a case-by-case basis as the need for such services arises. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve the cost of audit and non-audit services performed by our independent registered public accounting firm, provided that the Chair shall report the decision to pre-approve such services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided in the future by our independent registered public accounting firm.
In 2025 and 2024, all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE 2026 ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the 2026 Annual Meeting, the stockholders will vote on the election of eight directors, each to serve until the annual meeting of stockholders in 2027 and until their successors are duly elected and qualified. The Corporate Governance and Nominating Committee has recommended, and the Board has unanimously nominated, James N. Wilson, Gregg Alton, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., David L. Mahoney, Joshua M. Murray, Kimberly Park and Daniel N. Swisher, Jr. for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. Directors will be elected by a plurality of the votes cast, in person or by proxy, or by remote communication, if applicable, at the 2026 Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees as listed above.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2026 Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Representatives of Ernst & Young LLP are expected to attend the 2026 Annual Meeting and have the opportunity to make statements and respond to appropriate questions.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act and as required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, at the 2026 Annual Meeting, the stockholders will vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.
The goal of our executive compensation program is to attract and retain talented, entrepreneurial and creative executives who will successfully manage our discovery, development and commercial activities. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in achieving this goal and furthering the interests of stockholders.
Stockholders should read the “Executive Compensation” section of this proxy statement, including the “Compensation Discussion and Analysis”, which discusses our compensation policies and procedures, and the 2025 compensation for our named executive officers.
We ask you to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this proxy statement.
Although the advisory vote is non-binding, the Compensation Committee and the Board will carefully consider the results and take them into account when determining our executive compensation programs. The Board recommends that you indicate your support for our compensation policies. Unless our Board changes its policy with respect to the frequency of stockholder votes on executive compensation, we expect to hold our next such vote on executive compensation at the 2027 Annual Meeting of Stockholders.

Recommendation of the Board
The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, “FOR” the approval of the compensation of the named executive officers as described in this proxy statement.
PROPOSAL NO. 4
APPROVAL OF THE AMENDMENT TO THE CORCEPT THERAPEUTICS INCORPORATED 2024 INCENTIVE AWARD PLAN

We are asking our stockholders to approve the amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan (the “2024 Plan”) to increase the number of shares available thereunder and clarify that shares subject to stock settled stock appreciation rights that are not issued in connection with the settlement of that award upon its exercise shall not be added back to the shares available for future grant (as amended and attached, the “Amended 2024 Plan”). Our Board, upon recommendation of the Compensation Committee of the Board, approved the Amended 2024 Plan, subject to stockholder approval. If stockholders do not approve this proposal, the amendment will not take effect and the 2024 Plan will continue under its current terms.
Selected Features of the Amended 2024 Plan
•Requesting 8.0 million new shares. The Amended 2024 Plan includes a provision to request 8.0 million new shares of common stock available for future grants, which we expect to support our requirements through 2028.
•Allows us to attract and retain talented employees. The Amended 2024 Plan would allow us to attract and retain talented employees by granting equity compensation at levels necessary for a competitive labor market.
•Independent Administration. The Compensation Committee of the Board, which consists of only independent directors, will administer the Amended 2024 Plan if it is approved by our stockholders.
•No Share Replenishment, No Liberal Share Recycling or Evergreen Provision. The Amended 2024 Plan does not include a share replenishment, liberal share recycling provision or a provision that allows for an annual increase in shares authorized for issuance.
•No Repricing or Replacement of Options or Stock Appreciation Rights. The Amended 2024 Plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price; and (ii) the replacement of an option or stock appreciation right (“SARs”), with cash or any other award when the price per share of the option or SARs exceeds the fair market value of the underlying shares.
•No In-the-Money Option or SAR Grants. The Amended 2024 Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of our common stock, generally the closing price of our common stock, on the date of grant.
As of February 28, 2026, the Company had approximately 3.9 million shares of common stock available for future grants under its 2024 Plan and the number of shares available for issuance under the 2024 Plan will also be increased by the number of shares that would have become available for future grant under our 2012 Incentive Award Plan (the “2012 Plan”) (due to subsequent forfeitures, terminations of awards granted under the 2012 Plan). We believe this will be sufficient to support the Company’s equity compensation requirements through 2026, but will not be sufficient to meet our requirements in 2027 prior to the 2027 Annual Meeting of Stockholders. The Amended 2024 Plan provides that the additional newly requested 8.0 million shares of common stock will also be available for future grants, which we believe would be sufficient to support our requirements through 2028.
Equity compensation is critical to our business. The market from which we recruit employees is extremely competitive. Without the ability to grant competitive amounts of equity compensation, we will not be able to hire and retain the highly-skilled and experienced employees we need to meet our strategic goals. Throughout our company’s history, we have used our incentive award plans efficiently, as evidenced by the small amount of equity compensation we have granted in the last decade, compared to our peers. The Amended 2024 Plan is essential to our continued efficient use of equity grants to recruit and retain talented employees.
Approving the Amended 2024 Plan would allow us to meet our anticipated equity compensation requirements through 2028, without needing to incur each year the significant consulting, legal and other costs associated with crafting and securing the approval of a new or amended plan and without distracting our executives, and especially our Chief Executive Officer, Chief Financial Officer and Chief Business Officer, from projects intended to grow our business. The additional shares available for grant under the Amended 2024 Plan would also allow us to continue our recruiting and retention practices in the event an unanticipated event requires the granting of additional equity.
Incentive Award Plan Information
In evaluating the Amended 2024 Plan and the additional shares to be available for grant under it, the Compensation Committee considered the amount of equity compensation we issued in previous years, which is significantly less than the amount issued by our peer companies. The ratio of equity issued in a year to the weighted-average number of common shares outstanding in that year is the equity “burn rate.” The “net burn rate” excludes from the numerator of this calculation equity awards that expired or were forfeited in that year.
As the table below shows, our annual burn rate for the last three fiscal years has averaged 4.1 percent and the annual net burn rate has averaged 3.7 percent over the same period. To support our belief that the proposed share authorization under the Amended 2024 Plan will be sufficient to support the Company’s requirements through 2028, the Compensation Committee considered a number of uncertain factors, including our historic burn rates, anticipated hiring, the price of our shares and possible changes in our equity grant practices in response to competitive forces. To the extent any of these or other factors vary from our expectations, the share reserve under the Amended 2024 Plan could last for a shorter or longer time.

Year	Options and Restricted Stock Granted	Basic Weighted Average Shares of Common Stock Outstanding	Burn Rate	Options and Restricted Stock Expired/ Forfeited	Net Burn Rate
2025	4,058,435	103,862,262	3.9%	218,639	3.7%
2024	4,729,073	103,232,152	4.6%	247,793	4.3%
2023	3,836,326	103,560,392	3.7%	753,610	3.0%
		3-Year Average:	4.1%		3.7%
Our burn rate compares favorably to that of our peers in the Pharmaceuticals, Biotechnology and Life Sciences industry, even though from 2021 through 2025 we purchased 30.6 million shares of our own stock through tender offers, share buyback programs, in connection with employee option net exercises and tax withholding in connection with vesting of restricted stock. While these acquisitions benefited shareholders by reducing the number of shares outstanding, they increased our burn rate, since acquired shares are removed from the denominator of the burn rate calculation. Adding the acquired shares back to our weighted-average number of common shares outstanding shows that, had we not repurchased any shares, our burn rate and our net burn rate would have been reduced to 3.3 percent and 2.9 percent, respectively, as shown in the table below.

Year	Options and Restricted Stock Granted	Adjusted Basic Weighted Average Shares of Common Stock Outstanding(1)	Adjusted Burn Rate	Options and Restricted Stock Expired/ Forfeited	Adjusted Net Burn Rate
2025	4,058,435	132,629,367	3.1%	218,639	2.9%
2024	4,729,073	129,027,096	3.7%	247,793	3.5%
2023	3,836,326	126,356,136	3.0%	753,610	2.4%
		3-Year Average:	3.3%		2.9%

(1)	Basic Weighted Average Shares of Common Stock Outstanding have been adjusted to include the weighted average effect of shares purchased or withheld in connection with tender offers, share buyback programs, net exercises and/or vesting of restricted stock, during each of the fiscal years ended 2025, 2024 and 2023, respectively.
In determining the reasonableness of the Amended 2024 Plan, our Compensation Committee also considered the potential dilution impact of the 25.8 million stock options outstanding, 2.2 million restricted stock awards outstanding, 3.9 million shares available for future issuance as of February 28, 2026 under the Amended 2024 Plan and the 8.0 million shares requested for future issuance under the Amended 2024 Plan. The 25.8 million stock options outstanding are primarily held by our executive management, with an average holding period of seven years, which reflects our executives’ long tenures with the Company and their confidence in its continued success.
The table below shows total basic dilution of 38.4 percent and total full dilution of 27.7 percent. The table below includes total dilution metrics that exclude substantially in-the-money options (exercise price of less than $25) that are held in excess of four years (beyond the full four-year vesting period), which shows total basic dilution of 27.5 percent and total full dilution of 21.6 percent. Our share purchase activity discussed above also has the effect of increasing our dilution metrics. The table below shows our dilution metrics adjusted for our share purchase activity with adjusted total basic dilution of 30.1 percent and adjusted total full dilution of 23.1 percent. Excluding substantially in-the-money options that are held in excess of four years, adjusted total basic dilution is 21.5 percent and adjusted total full dilution is 17.7 percent.

	Shares	Basic Dilution(1)	Full Dilution(2)	Adjusted Basic Dilution(3)	Adjusted Full Dilution(4)
Total Options Outstanding [A]	25,830,684	24.9%	18.0%	19.5%	15.0%
Restricted Stock Outstanding [B]	2,192,470	2.1%	1.5%	1.7%	1.3%
Available [C]	3,855,503	3.7%	2.7%	2.9%	2.2%
New Share Request [D]	8,000,000	7.7%	5.6%	6.0%	4.6%
Total Dilution [A+B+C+D]	39,878,657	38.4%	27.7%	30.1%	23.1%
Substantially in-the-money options outstanding in excess of four years [E](5)	11,346,216	10.9%	8.6%	8.6%	7.0%
Total Dilution Excluding Substantially in-the-money options [A+B+C+D-E]	28,532,441	27.5%	21.6%	21.5%	17.7%

(1)	Calculated as a percentage of 103,862,262 weighted average shares outstanding in fiscal year 2025.
(2)
Calculated as a percentage of 103,862,262 weighted average shares outstanding in fiscal year 2025, plus total dilution [A+B+C+D]. Substantially in-the money options [E] are subtracted in this calculation for the substantially in-the-money rows.

(3)
Calculated as a percentage of 103,862,262 weighted average shares outstanding in fiscal year 2025, plus 28,767,105 shares which equals the weighted average number of shares in fiscal year 2025 of the 30,623,545 shares purchased by us from 2021 to 2025.

(4)
Calculated as a percentage of 103,862,262 weighted average shares outstanding in fiscal year 2025, plus 28,767,105 which equals the weighted average number of shares in fiscal year 2025 of the 30,623,545 shares purchased by us from 2021 to 2025, and total dilution [A+B+C+D]. Substantially in-the-money options [E] are subtracted in this calculation for the substantially in-the-money rows.

(5)	“Substantially in-the-money options outstanding in excess of four years” is defined as options with an exercise price of less than $25 that have been held for more than four years.
We have purchased approximately 56 percent of the shares issued in connection with option exercises under the 2012 Plan and the 2024 Plan, due to the fact that most option exercises were settled using the “net share” settlement method, whereby the Company purchases from an exercising option holder, at the current market price, shares equal in value to the option’s exercise price and the option holder’s tax withholding obligations. These purchases reduced stockholder dilution. Utilization of the net share settlement method is entirely at the discretion of the option holder and Corcept. Accordingly, we cannot predict the number of future net exercise transactions or whether there will be any at all. If the purchase of shares in connection with net exercises were to continue at the historical rate of 56 percent of all shares subject to option exercise, then the basic and full dilution measures described above would be significantly reduced, to 18.1 percent and 15.3 percent, respectively, as shown below.

	Shares(1)	Net Exercise Basic Dilution(2)	Net Exercise Full Dilution(3)
Total Options Outstanding [A]	11,365,501	10.9%	9.3%
Restricted Stock Outstanding [B]	2,192,470	2.1%	1.8%
Available [C]	1,696,421	1.6%	1.4%
New Share Request [D]	3,520,000	3.4%	2.9%
Total Dilution [A+B+C+D]	18,774,392	18.1%	15.3%

(1)
[A], [C] and [D] have been reduced from 25,830,684, 3,855,503 and 8,000,000, respectively, by 56 percent, with the assumption that approximately 56 percent of shares exercised settled using the net share settlement method, which is entirely at the discretion of the option holder and Corcept. Accordingly, we cannot predict the number of future net exercise transactions or whether there will be any at all.

(2)	Calculated as a percentage of 103,862,262 weighted average shares outstanding in fiscal year 2025.
(3)	Calculated as a percentage of 103,862,262 weighted average shares outstanding in fiscal year 2025, plus total dilution [A+B+C+D].

Employees and consultants of the Company, its subsidiaries and affiliates, as well as members of our Board, are eligible to receive awards under the Amended 2024 Plan. The Amended 2024 Plan provides for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NQSOs”), SARs, restricted stock award (“RSAs”), restricted stock units (“RSUs”), performance awards, dividend equivalent rights, deferred stock, stock payments, other incentive awards or performance share awards to eligible individuals.
As of February 28, 2026, the Company had an aggregate of 107,043,926 shares of Company common stock outstanding and approximately 3.9 million shares of common stock available for future grants under the 2024 Plan. As of February 28, 2026, there were approximately 25.8 million shares of Company common stock subject to options outstanding under the 2024 Plan and our other equity incentive plans and arrangements, with an approximate weighted average exercise price of the outstanding options of $25.97 per share and an approximate weighted average remaining contractual term for the outstanding options of 5.92 years. As of February 28, 2026, there were 2.2 million shares of Company common stock subject to unvested restricted stock outstanding under the 2024 Plan, with an approximate weighted average grant date fair value of $49.98 and an approximate weighted average remaining vesting life of 2.97 years.
Approval of the Amended 2024 Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code, relating to ISOs.
A summary of the principal provisions of the Amended 2024 Plan is set forth below. The summary is qualified by reference to the full text of the Amended 2024 Plan, which is attached as Appendix A to this Proxy Statement. If this proposal is not approved, the 2024 Plan will continue in effect without any increase in the number of shares available thereunder and without the clarification of certain other language in the Amended 2024 plan.
In its determination to approve the Amended 2024 Plan, our Compensation Committee reviewed an analysis of the costs of the Amended 2024 Plan, our historical share usage and certain burn rate and dilution metrics. In light of the factors described above, and that the ability to continue to grant equity compensation is vital to our ability to attract and retain employees in the competitive labor markets in which we compete, our Compensation Committee and our Board have determined that the Amended 2024 Plan is reasonable and appropriate at this time.
Administration
The Compensation Committee (or, with respect to awards to non-employee directors, our Board) (together, the “administrator” or the “plan administrator”) is charged with the general administration of the Amended 2024 Plan. The Amended 2024 Plan provides that, subject to certain limitations, our Board and the Compensation Committee may from time to time delegate its authority to grant awards to a committee consisting of one or more members of our Board or one or more of our officers. Subject to the terms and conditions of the Amended 2024 Plan, the administrator will have the authority to select the persons to whom awards are to be made; to determine the type of awards to be granted, the number of shares to be subject to awards and the terms and conditions of awards; to determine when awards can be settled in cash, shares, other awards or whether to cancel, forfeit or surrender awards; to prescribe the form award agreements; to accelerate vesting or lapse restrictions; and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended 2024 Plan. The administrator will also be authorized to adopt, amend or rescind rules relating to the administration of the Amended 2024 Plan, excluding certain matters described below that will require the approval of our stockholders.
Eligibility
Persons eligible to participate in the Amended 2024 Plan include all members of the Board, as well as employees and consultants of the Company and its affiliates. Currently there are seven non-employee directors and approximately 754 employees (including seven executive officers) of the Company and its subsidiaries. Only employees of the Company (or any parent corporation or subsidiary corporation of the Company) may be granted ISOs under the Amended 2024 Plan.

Shares Subject to the Amended 2024 Plan
When the 2024 Plan was adopted in May 2024, the share reserve of the 2024 Plan was equal to the sum of (i) 8.0 million shares, (ii) the number of shares available for future grant under the 2012 Plan as of the date that the stockholders initially approved the 2024 Plan (which was approximately 4.1 million shares) (the “2012 Plan Available Reserve”), and (iii) any shares underlying awards outstanding under the 2012 Plan that, on or after May 17, 2024 (the date that the stockholders initially approved the 2024 Plan), terminate, expire or lapse for any reason without the delivery of shares to the holder thereof (the “2012 Plan Returning Shares”). Subject to approval of the Amended 2024 Plan by stockholders at the Annual Meeting, the share reserve will be increased by 8.0 million shares.
As of February 28, 2026, there were approximately 3.9 million shares of common stock available for future grants under the 2024 Plan (the “Remaining Shares”). The aggregate number of shares available for future grants under the Amended 2024 Plan will be equal to the sum of (i) 8.0 million shares, (ii) the Remaining Shares, (iii) the 2012 Plan Returning Shares resulting from any termination, expiration or lapse after February 28, 2026, and (iv) any shares underlying awards outstanding under the 2024 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof.
When an award is granted, the maximum number of shares that may be issued under the Amended 2024 Plan is reduced by the number of shares covered by that award. However, if an award later expires, is forfeited or is settled for cash, such shares will be available for future grants of awards under the 2024 Plan and added back to the share limit. By contrast, the following shares will not be available for future grants of awards under the Amended 2024 Plan and will not be added back to the share limit: (i) shares tendered by a participant or withheld by us in payment of the exercise price of a stock option; (ii) shares tendered by a participant or withheld by us to satisfy any tax withholding obligation with respect to an award; (iii) shares purchased on the open market with the cash proceeds from the exercise of stock options and (iv) shares subject to a stock settled SAR award issued under the Amended 2024 Plan or the 2024 Plan that are not issued in connection with the settlement of that award upon its exercise. Any shares subject to restricted stock repurchased by us at the same price paid by the participant will again be available for awards under the Amended 2024 Plan. Notwithstanding the foregoing, no shares may again be optioned, granted or awarded if such action would cause an ISO to fail to qualify as an incentive stock option under Section 422 of the Code.
The Amended 2024 Plan also provides that during any calendar year, the maximum aggregate number of shares with respect to awards that may be granted to any one person is 5,000,000 and the maximum aggregate amount of cash that may be paid in cash with respect to one or more awards payable in cash shall be $10,000,000.
As of February 27, 2026, the closing price of a share of our common stock on the Nasdaq was $35.70.
Awards
The Amended 2024 Plan provides that the administrator may grant stock options, including ISOs and NQSOs, SARs, RSAs, RSUs, performance awards, dividend equivalent rights, deferred stock, stock payments, other incentive awards or performance share awards, or any combination thereof, to eligible individuals. No fractional shares shall be issued or delivered pursuant to the Amended 2024 Plan or any award thereunder.
Each award will be set forth in an agreement with the person receiving the award and will set forth the type, terms and conditions of the award, including exercise price, vesting schedule, and treatment of awards upon termination of employment, if applicable. Vesting provisions may require that certain conditions be met, such as continued employment or specified performance goals, before an awardee may receive the shares underlying an award or before such shares become freely tradeable and nonforfeitable.
Stock Options. Stock options, including ISOs and NQSOs may be granted pursuant to the Amended 2024 Plan. The per share exercise price of all stock options granted pursuant to the Amended 2024 Plan will not be less than 100 percent of the fair market value of a share of common stock on the date of grant, or in the case of ISOs granted to an individual who owns (or is deemed to own) at least ten percent of the total combined voting power of all classes of our capital stock, 110 percent of the fair market value of a share on the date of grant. Stock options may be exercised as determined by the administrator, but in no event more than ten years after their date of grant, or in the case of ISOs granted to an individual who owns (or is deemed to own) at least ten percent of the total combined voting power of all class of our capital stock, five years. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.
Restricted Stock. Restricted stock may be granted pursuant to the Amended 2024 Plan. A restricted stock award is the grant of shares of common stock at a price determined by the administrator (which may be zero), that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or service or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator. Dividends that otherwise would be paid prior to vesting are held by the Company and will be paid to the participants only to the extent that the vesting conditions are met.
SARs. SARs may be granted pursuant to the Amended 2024 Plan, either alone or in tandem with other awards. A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the fair market value of a share of common stock on the date of grant of the SAR. SARs may be paid in cash or stock. SARs may be exercised as determined by the administrator, but in no event more than ten years after their date of grant.
Deferred Stock; RSUs; Performance Share Awards. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future (or cash equal to the fair market value of the shares or a combination of shares and cash, as determined by the administrator), which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares (or cash to be provided upon settlement) underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance share awards are contractual rights to receive a range of shares of our common stock, cash, or a combination of cash and shares, in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to deferred stock, RSUs and performance share awards may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive Awards.
Dividend Equivalents. Dividend equivalent rights represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with Awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is distributed or expires, as determined by the plan administrator.

Other Incentive Awards. Other incentive awards are awards denominated in, linked to or derived from shares of our common stock that have a value based on our common stock, shareholder value or shareholder return with terms, including the applicable date or performance period, determined by the plan administrator. Other incentive awards may be linked to any one or more of the performance criteria specified in the Amended 2024 Plan or other specific performance criteria determined appropriate by the plan administrator.
Prohibition on Repricing Without Stockholder Approval
Except in connection with a corporate transaction involving our company, the terms of outstanding awards may not be amended without the approval of our stockholders to (a) reduce the exercise price per share of outstanding options or SARs or (b) cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price per share that is less than the exercise price per share of the original options or SARs.
MISCELLANEOUS PROVISIONS
Adjustment Upon Certain Events
In the event of a stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of assets or any other corporate event affecting the common stock or the share price of the common stock in a manner that causes dilution or enlargement of benefits or potential benefits under the 2024 Plan, the administrator will make proportionate and equitable adjustments, in its discretion, to: (i) the aggregate number and types of shares of stock that may be issued under the Amended 2024 Plan (including the limit on the maximum number of shares that may be granted to one person in a calendar year); (ii) the number and kind of shares subject to outstanding awards; (iii) the terms and conditions of any outstanding awards (including any applicable performance targets); and/or (iv) the grant or exercise price for any outstanding awards.
In addition, in such a case as noted above or in the event of any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company, or of changes in applicable laws, the administrator, may, in its discretion, subject to the terms of the Amended 2024 Plan, take any of the following actions if it determines that such action is appropriate in order to prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Amended 2024 Plan or with respect to any award: (i) provide for either the payment and termination of the award or the replacement of the award; (ii) provide that the awards shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) make adjustments in the number and type of shares of stock (or other securities or property) subject to outstanding awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding awards which may be granted in the future; (iv) provide for the acceleration of vesting or exercisability of the awards; (v) replace such Awards with other rights or property selected by the Administrator; and/or (vi) provide that the awards cannot vest or be exercised after the event that triggers the action.
Unless otherwise provided in an award agreement, employment or other similar service agreement between an awardee and the Company, if an award is assumed or an equivalent award substituted, and the surviving or successor corporation terminates an awardee’s employment or service without cause upon or within twelve months following the Change in Control, then such assumed or substituted award will become fully vested and exercisable. If the successor corporation (or a parent or subsidiary thereof) refuses to assume or substitute for an award, the award shall accelerate and become fully vested and exercisable upon the Change in Control and all restrictions on the award shall lapse.
Transferability of Awards
Except by will or the laws of descent and distribution, pursuant to a domestic relations order with the consent of the administrator or pursuant to beneficiary designation procedures approved from time to time by the administrator or as otherwise provided by the administrator, no award granted under the Amended 2024 Plan may be assigned, transferred or otherwise disposed of by the awardee, unless and until the award has been exercised or the shares underlying the award have been issued, and all restrictions applicable to the shares have lapsed.
Rights as a Stockholder
An awardee will not have any rights as a stockholder with respect to the shares covered by an award until the shares are issued. Shares covered by an option grant are issued upon option exercise. Shares covered by a restricted stock unit issue upon vesting. Shares covered by a restricted stock award issue at the time of grant.
Clawback
Awards granted pursuant to the Amended 2024 Plan will be subject to any clawback policy of the Company, including any policy adopted after the grant date of an award. In addition, the administrator may provide, either in an award agreement or by requiring an awardee to separately agree, that if the awardee, during a specified period, engages in competitive activity that is harmful to the Company (or contrary to the Company’s interests) or the awardee is terminated for cause, then (a) any proceeds or other economic benefit actually or constructively received by the awardee in connection with the award or the sale of shares acquired pursuant to an award must be paid to the Company, and (b) the award will terminate and any unexercised portion of the award (whether or not vested) will be forfeited.
No Rights as Employee
Nothing in the Amended 2024 Plan or in any award agreement will give any awardee under the Amended 2024 Plan any right to continue as an employee, consultant or non-employee director for our Company or any of our subsidiaries or will interfere with or restrict in any way the rights of any such entity to discharge any awardee at any time.
Tax Withholding
We may deduct or withhold, or require an awardee to remit to our Company, an amount sufficient to satisfy applicable withholding tax obligations with respect to any taxable event concerning the awardee arising as a result of the 2024 Plan or any award. The administrator may in its discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as an awardee may have elected, allow the awardee to satisfy these obligations by means of cash or check, wire transfer of immediately available funds, shares, broker-assisted cashless exercise or any other form of legal consideration acceptable to the administrator. The Administrator may allow the awardee to elect to have us withhold shares otherwise issuable under any award (or allow the surrender of shares). The number of shares which may be withheld (or surrendered) will be no greater than the number of shares having a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates in the awardee’s applicable jurisdictions for federal, state, local and foreign income and payroll taxes.

Amendment and Termination
The Amended 2024 Plan may be amended, modified or terminated at any time and from time to time; provided that, no amendment, suspension or termination of the Amended 2024 Plan shall, without the consent of the awardee, materially and adversely affect any rights or obligations under any award theretofore granted or awarded, unless the award itself otherwise expressly so provides or such action is to comply with Section 409A of the Code.
Notwithstanding the foregoing, the Amended 2024 Plan requires us to obtain stockholder approval within twelve (12) months before or after increasing the maximum number of shares available for issuance under the 2024 Plan (other than in connection with certain corporate events, as described above).
In addition, subject to applicable law and the limitations above, the administrator may amend, modify or terminate any outstanding award, including substituting another award of the same or a different type, changing the date of exercise or settlement, and converting an ISO to an NQSO. The awardee’s consent to such action will be required unless (a) the administrator determines that the action, taking into account any related action, would not materially and adversely affect the awardee, or (b) the change is otherwise permitted under the Amended 2024 Plan.
Expiration
The Amended 2024 Plan will not expire until the Board determines to terminate the 2024 Plan; however, no ISOs will be granted pursuant to the Amended 2024 Plan after the tenth anniversary of the date the Amended 2024 Plan was approved by the Board of Directors. Any award outstanding on the termination date of the Amended 2024 Plan will remain in force according to the terms of the Amended 2024 Plan and the applicable award agreement.
FEDERAL INCOME TAX CONSEQUENCES
This discussion regarding U.S. federal tax consequences is intended for the general information of our stockholders, not Amended 2024 Plan awardees. Alternative minimum tax and state, local and foreign income taxes are not discussed and may vary depending on individual circumstances and from locality to locality. We recommend that each participant should consult with his or her own tax advisor concerning the tax implications of awards granted under the Amended 2024 Plan.
Code Section 162(m)
Under Code Section 162(m), income tax deductions of publicly-traded companies may be limited to the extent total compensation (including, without limitation, base salary, annual bonus, RSU or RSA settlement and nonqualified benefits) for any individual who serves or has served as our chief executive officer, chief financial officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year exceeds $1 million (less the amount of any “excess parachute payments” as defined in Code Section 280G) in any one year. As a result, compensation from awards granted under the Amended 2024 Plan to our current and former NEOs generally is subject to this deduction limitation.
Code Section 409A
Certain awards under the Amended 2024 Plan may be considered “nonqualified deferred compensation” subject to Code Section 409A, which imposes additional requirements on the payment of deferred compensation. These requirements generally provide that, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Code Section 409A or is not operated in accordance with those requirements, all amounts deferred under the nonqualified deferred compensation plan for the then-current taxable year and all preceding taxable years, by or for any awardee with respect to whom the failure relates, are includible in the gross income of the awardee for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Code Section 409A, the amount will be subject to income tax at regular income tax rates plus a 20 percent penalty, as well as potential premium interest tax.
Federal Tax Treatment of Award Types
With respect to NQSOs, the Company is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the option exercise price. A participant receiving ISOs will not recognize taxable income upon grant. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the Common Stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value of the shares on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If the holding period requirements are not met, then the excess of the fair market value of the shares on the exercise date (or, if less, the amount realized upon the sale) over the exercise price paid for the shares will be taxable as ordinary income and any additional gain or loss recognized upon the disposition will be a capital gain or loss.
The current federal income tax consequences of other awards authorized under the Amended 2024 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid.
The holder will be required to satisfy the tax withholding requirements applicable to the income recognized with respect to an award. The administrator may, in its sole discretion, allow a participant to elect to have the Company or one of its affiliates withhold shares otherwise issuable pursuant to an award (or allow the surrender of shares that the participant already owned), to satisfy the tax withholding obligation.
In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) with respect to our current and former NEOs. An award of a retainer, committee fee or meeting-based fee generally realizes ordinary income and we are entitled to a deduction in an amount equal to the amount of such retainer or fees upon payment thereof.
Form S-8 Registration Statement
We intend to file a registration statement on Form S-8 to register the additional shares of our common stock reserved for issuance under the Amended 2024 Plan.
New Plan Benefits
All future awards under the Amended 2024 Plan are subject to the discretion of the plan administrator, and therefore it is not possible to determine the benefits that will be received in the future by other participants in the Amended 2024 Plan (the Grants of Plan-Based Awards in 2025 table in this Proxy Statement describes all equity awards granted to our named executive officers during our fiscal year ended December 31, 2025 under the 2024 Plan).
Awards Granted Under the 2024 Plan
As of February 28, 2026, approximately 63.7 million shares subject to stock options, RSUs and RSAs and no other types of awards have been granted under the 2024 Plan and its predecessors, of which approximately 10.1 million shares were cancelled or forfeited, and 28.0 million shares were outstanding. The following table shows the number of shares of our common stock underlying options granted under the 2024 Plan from January 1, 2025 through December 31, 2025, held by certain individuals and certain groups of individuals.

Name	Stock Options	Stock Awards
Named executive officers
Joseph K. Belanoff, M.D., Chief Executive Officer and President	350,000	—
William Guyer, Pharm.D., Chief Development Officer	140,000	224
Sean Maduck, President, Corcept Endocrinology	140,000	1,587
Atabak Mokari, Chief Financial Officer and Treasurer	140,000	1,385
Charles Robb, Chief Business Officer and Secretary	140,000	1,764
All current executive officers as a group (7 persons)	1,190,000	6,303
All nominees for election as a director and current non-executive officer directors
James N. Wilson, Chairman of the Board	25,000	—
Gregg Alton, Director	15,000	—
G. Leonard Baker, Jr., Director	15,000	—
David L. Mahoney, Director	15,000	—
Joshua M. Murray, Director	15,000	—

Kimberly Park, Director	15,000	—
Daniel N. Swisher, Jr., Director	15,000	—
Associate of any such directors, executive officers or nominees as a group	—	—
Other persons who received or is to receive 5% of such options as a group	—	—
All non-executive officer employees as a group	1,546,000	1,186,132
To be approved, this proposal must receive a “For” vote from the holders of a majority of the votes cast affirmatively or negatively. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the approval of an amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan to increase the number of shares available thereunder and clarify certain other language in the plan.
OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other matter should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the accompanying proxy card will have discretion to vote in accordance with their own judgment on such matter.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2027 Annual Meeting of Stockholders must be received by us at 101 Redwood Shores Parkway, Redwood City, California 94065, on or before December 23, 2026 and must otherwise comply with Rule 14a-8 under the Exchange Act. If the date of the 2027 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of our 2026 Annual Meeting of Stockholders, the deadline pursuant to Rule 14a-8 under the Exchange Act will instead be a reasonable time before we begin to print and send our proxy materials. If we are not notified by the deadline under Rule 14a-8 under the Exchange Act of a proposal to be brought before the 2027 Annual Meeting of Stockholders, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement.
Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2027 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our Company at our principal executive offices not earlier than 120 days (December 23, 2026) and not later than 90 days (January 22, 2027) prior to the anniversary of the date the proxy materials for the previous year’s annual meeting were released to stockholders. Our Amended and Restated Bylaws provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received by the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the first public announcement of the date of such meeting is made. In addition, pursuant to Rule 14a-19 (“Rule 14a-19”), notices of a solicitation of proxies in support of director nominees other than our own nominees must be postmarked or electronically submitted no later than March 22, 2027, and each nomination must comply with the SEC regulations under Rule 14a-19, which requires, among other things, that such notice include a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If, however, the date of the 2027 Annual Meeting of Stockholders is more than 30 days before or after May 21, 2027, then the Rule 14a-19 deadline shall be the later of 60 calendar days prior to the date of the 2027 Annual Meeting of Stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of our 2027 Annual Meeting of Stockholders. A nomination that does not comply with the requirements set forth in the Certificate of Incorporation and our Amended and Restated Bylaws will not be considered for presentation at the Annual Meeting. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2027 Annual Meeting of Stockholders.
Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person (as defined in our Amended and Restated Bylaws), (b) the text of the proposal or business (including the text of any resolutions proposed for consideration), (c) a reasonably detailed description of all agreements, arrangements and understandings (i) between or among any of the Proposing Persons or (ii) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder and (d) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us are available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.
We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2025 or the 2026 proxy materials. Requests for such copies should be made by written request to Corcept Therapeutics Incorporated, 101 Redwood Shores Parkway, Redwood City, California 94065, Attention: Secretary, or by oral request by calling (650) 327-3270.

By Order of the Board of Directors,

/s/ Atabak Mokari
Atabak Mokari
Chief Financial Officer and Treasurer
Redwood City, California
April 17, 2026
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

APPENDIX A
CORCEPT THERAPEUTICS INCORPORATED
2024 INCENTIVE AWARD PLAN
(As Amended in 2026)
ARTICLE 1.
PURPOSE
The purpose of the Corcept Therapeutics Incorporated 2024 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Corcept Therapeutics Incorporated (the “Company”) by linking the individual interests of the members of the Board, Employees and Consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1    “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.
2.2    “Affiliate” shall mean any Parent or Subsidiary.
2.3    “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
2.4    “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award, a Deferred Stock award, a Stock Payment award, an award of Stock Appreciation Rights, an Other Incentive Award, or a Performance Share Award, which may be awarded or granted under the Plan.
2.5    “Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
2.6    “Board” shall mean the Board of Directors of the Company.
2.7    “Cause” shall mean, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean employment-related dishonesty, fraud, misconduct or disclosure or misuse of confidential information, or other employment-related conduct that is likely to cause significant injury to the Company, an Affiliate, or any of their respective employees, officers or directors (including, without limitation, commission of a felony or similar offense), in each case as determined by the Administrator. “Cause” shall not require that a civil judgment or criminal conviction have been entered against or guilty plea shall have been made by the Participant regarding any of the matters referred to in the previous sentence. Accordingly, the Administrator shall be entitled to determine “Cause” based on the Administrator’s good faith belief. If the Participant is criminally charged with a felony or similar offense that shall be a sufficient, but not a necessary, basis for such belief.
2.8    “Change in Control” shall mean the occurrence of any of the following events:
(a)    The liquidation, dissolution or winding up of the Company; or
(b)    Any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company’s stockholders immediately prior to such transaction do not hold more than fifty percent (50%) of the voting power of the surviving or acquiring entity (or its parent) immediately following such transaction (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); or
(c)    Any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power outstanding before such transaction is transferred; or
(d)    A sale, conveyance or other disposition of all or substantially all of the assets of the Company (including without limitation a license of all or substantially all of the Company’s intellectual property that is either exclusive or otherwise structured in a manner that constitutes a license of all or substantially all of the assets of the Company); provided, however, that a Change in Control shall not include (i) a merger or consolidation with a wholly-owned subsidiary of the Company, (ii) a merger effected exclusively for the purpose of changing the domicile of the Company or (iii) any transaction or series of related transactions principally for bona fide equity financing purposes. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.9    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.
2.10    “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 12 hereof.
2.11    “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.
2.12    “Company” shall mean Corcept Therapeutics Incorporated, a Delaware corporation.
2.13    “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement or any successor Form thereto.
2.14    “Deferred Stock” shall mean a right to receive Shares awarded under Section 9.4 hereof.
2.15    “Director” shall mean a member of the Board, as constituted from time to time.
2.16    “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.
2.17    “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.
2.18    “Effective Date” shall mean May 17, 2024, the date of the initial approval of the Plan by the Company’s stockholders.
2.19    “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.20    “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or any Affiliate.
2.21    “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding stock-based Awards.
2.22    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.23    “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)    If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange and any of the NASDAQ stock markets), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)    If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)    If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.
2.24    “Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).
2.25    “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.26    “Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.27    “Non-Employee Director” shall mean a Director of the Company who is not an Employee.
2.28    “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of the Code.
2.29    “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.30    “Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.7 hereof.
2.31    “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.32    “Participant” shall mean a person who has been granted an Award.
2.33    “Performance Award” shall mean an Award that is granted under Section 9.1 hereof.
2.34    “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:
(a)    The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx) approval by a regulatory body of an investigational new drug application or for commercialization of a product; (xxi) implementation or completion of critical projects or processes; (xxii) market share; (xxiii) economic value; (xxiv) debt levels or reduction; (xxv) customer retention; (xxvi) sales-related goals; (xxvii) comparisons with other stock market indices; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) employee satisfaction; (xxxi) clinical, research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; (xxxiv) year-end cash; (xxxv) completion of a license or other arrangement with respect to intellectual property; (xxxvi) achievement of a milestone under a licensing, royalty, partnering or other similar deal; (xxxvii) completion of royalty and/or partnering deals; (xxxviii) billings; (xxxix) quality measures; and (xl) corporate or individual goals relating to the Company’s research, development, clinical, regulatory, operational, marketing or compliance programs, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b)    The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.
2.35    “Performance Goals” shall mean, with respect to a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division or business unit, or one or more individuals. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards, to the extent applicable.
2.36    “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
2.37    “Performance Share Award” shall mean a contractual right awarded under Section 9.6 hereof to receive a number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.
2.38    “Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.
2.39    “Plan” shall mean this Corcept Therapeutics Incorporated 2024 Incentive Award Plan, as it may be amended from time to time.
2.40    “Prior Plan” shall mean the Corcept Therapeutics Incorporated 2012 Incentive Award Plan.
2.41    “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.
2.42    “Restricted Stock” shall mean an award of Shares made under Article 8 hereof that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.43    “Restricted Stock Unit” shall mean a contractual right awarded under Section 9.5 hereof to receive in the future a Share or the Fair Market Value of a Share in cash.
2.44    “Securities Act” shall mean the Securities Act of 1933, as amended.
2.45    “Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.46    “Shares” shall mean shares of Common Stock.
2.47    “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.
2.48    “Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.
2.49    “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.50    “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.
2.51    “Termination of Service” shall mean:
(a)    As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.
(b)    As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service as an Employee and/or Consultant with the Company or any Affiliate.
(c)    As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where the Participant simultaneously commences or remains in service with the Company or any Affiliate as a Consultant and/or Director. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including without limitation, whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for Cause and whether any particular leave of absence constitutes a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
ARTICLE 3.
SHARES SUBJECT TO THE PLAN
3.1    Number of Shares.
(a)    Subject to Sections 3.1(b), 13.1 and 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) 16,000,000 Shares (which includes 8,000,000 Shares approved by shareholders in May 2024), (ii) the number of shares available for future grant under the Prior Plan as of the Effective Date, and (iii) any Shares which, as of Effective Date, are underlying awards outstanding under the Prior Plan that, on or after the Effective Date, terminate, expire or lapse for any reason without the delivery of Shares to the holder thereof (the “Share Limit”), of which up to 36,300,000 may be issued as Incentive Stock Options, provided, however, that notwithstanding the foregoing, Shares added to the Share Limit pursuant to Section 3.1(a)(ii) shall be available for issuance as Incentive Stock Options only to the extent that making such Shares available for issuance as Incentive Stock Options would not cause any Incentive Stock Option to cease to qualify as such. Notwithstanding the foregoing, to the extent permitted under applicable law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award. As of the Effective Date, no further awards may be granted under the Prior Plan; however, any awards under the Prior Plan that are outstanding as of the Effective Date shall continue to be subject to the terms and conditions of the Prior Plan.

(b)    The following Shares shall be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 13.2 hereof): (i) Shares subject to an Award that is forfeited or expires, to the extent of such forfeiture or expiration and (ii) unvested Shares repurchased by the Company under Section 8.4 hereof for an amount no more than the price paid by the Participant. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.
(c)    Notwithstanding anything to the contrary contained herein, the following Shares shall not be available for future grants of Awards under the Plan and shall not be added back to the Share Limit: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares purchased on the open market with the cash proceeds from the exercise of Options and (iv) Shares subject to a stock settled Stock Appreciation Right that are not issued in connection with the settlement of that award upon its exercise.
(d)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan in the Board’s discretion at the time of such acquisition or combination, as applicable, and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.
3.2    Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.
3.3    Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 hereof, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year (measured from the date of any grant) shall be five million ($5,000,000) and the maximum aggregate amount of cash that may be paid in cash during any calendar year (measured from the date of any payment) with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000) (together, the “Individual Award Limits”).
ARTICLE 4.
GRANTING OF AWARDS
4.1    Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan.
4.2    Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.
4.3    Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by applicable law.
4.4    At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company or any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of any Participant’s employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5    Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (and any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit or Individual Award Limits contained in Sections 3.1 and 3.3 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.
4.6    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
ARTICLE 5.
RESERVED
ARTICLE 6.
GRANTING OF OPTIONS
6.1    Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
6.2    Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company and any Affiliate corporation thereof exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.
6.3    Option Exercise Price. Except as described in Section 6.6 hereof, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
6.4    Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Option relating to such a Termination of Service.
6.5    Option Vesting.
(a)    The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after the grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option, including following a Termination of Service; provided, that in no event shall an Option become exercisable following its expiration, termination or forfeiture.
(b)    No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.
6.6    Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
6.7    Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.
ARTICLE 7.
EXERCISE OF OPTIONS
7.1    Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
7.2    Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;
(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, the Exchange Act, any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;
(c)    In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and
(d)    Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 11.1 and 11.2 hereof.
7.3    Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such Shares to such Participant.

ARTICLE 8.
RESTRICTED STOCK
8.1    Award of Restricted Stock.
(a)    The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)    The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by applicable law.
8.2    Rights as Stockholders. Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 8.3 hereof.
8.3    Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
8.4    Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the lower of (i) the price paid by the Participant for such Restricted Stock, (ii) the Fair Market Value of such Restricted Stock, or (iii) such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company shall cease to have a right of repurchase.
8.5    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
8.6    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE 9.
PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, RESTRICTED STOCK UNITS, PERFORMANCE SHARE AWARDS, OTHER INCENTIVE AWARDS
9.1    Performance Awards.

(a)    The Administrator is authorized to grant Performance Awards to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares or a combination of both, as determined by the Administrator.
(b)    Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.
9.2    Dividend Equivalents.
(a)    Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time and subject to such limitations as may be determined by the Administrator. In addition, the Administrator may provide that Dividend Equivalents with respect to Shares covered by an Award shall only be paid out to the Participant at the same time or times and to the same extent that the vesting conditions, if any, are subsequently satisfied and the Award vests with respect to such Shares.
(b)    Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights, unless otherwise determined by the Administrator.
9.3    Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.
9.4    Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to compliance with Section 409A of the Code or an exemption therefrom. Shares underlying a Deferred Stock Award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until such vesting requirements or other conditions or criteria, as applicable, have been satisfied. Unless otherwise provided by the Administrator, a holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Shares underlying the Award have been issued to the Participant.
9.5    Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case, on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be set in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.
9.6    Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share Awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.
9.7    Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.
9.8    Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by applicable law.
9.9    Exercise upon Termination of Service. Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion, may provide that such an Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or upon certain events, including, without limitation, a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.
ARTICLE 10.
STOCK APPRECIATION RIGHTS
10.1    Grant of Stock Appreciation Rights.
(a)    The Administrator is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.
(b)    Each Award of Stock Appreciation Rights shall entitle the Participant (or other person entitled to exercise the Award of Stock Appreciation Rights pursuant to the Plan) to exercise all or a specified portion of the Award of Stock Appreciation Rights (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Rights from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Stock Appreciation Rights that shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Award of Stock Appreciation Rights shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Rights are granted.
(c)    Notwithstanding the provisions of Section 10.1(b) hereof to the contrary, in the case of an Award of Stock Appreciation Rights that is a Substitute Award, the price per Share of the Shares subject to such Stock Appreciation Rights may be less than the Fair Market Value per Share on the date of grant; provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
10.2    Stock Appreciation Right Vesting.
(a)    The Administrator shall determine the period during which a Participant shall vest in an Award of Stock Appreciation Rights and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of an Award of Stock Appreciation Rights, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which the Stock Appreciation Rights vests
(b)    No portion of an Award of Stock Appreciation Rights which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Rights, including following a Termination of Service; provided, that in no event shall an Award of Stock Appreciation Rights become exercisable following its expiration, termination or forfeiture.
10.3    Manner of Exercise. All or a portion of an Award of exercisable Stock Appreciation Rights shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:
(a)    A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Rights, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Rights or such portion of the Stock Appreciation Rights;

(b)    Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;
(c)    In the event that Stock Appreciation Rights are exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Rights; and
(d)    Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by Sections 11.1 and 11.2 hereof.
10.4    Stock Appreciation Right Term. The term of each Award of Stock Appreciation Rights shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Rights are granted. The Administrator shall determine the time period, including any time period following a Termination of Service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Award term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Rights, and may extend the time period during which vested Stock Appreciation Rights may be exercised in connection with any Termination of Service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Stock Appreciation Rights relating to such a Termination of Service.
10.5    Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.
ARTICLE 11.
ADDITIONAL TERMS OF AWARDS
11.1    Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) in the discretion of the Administrator, Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
11.2    Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). Unless determined otherwise by the Administrator, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.
11.3    Transferability of Awards.

(a)    Except as otherwise provided in Section 11.3(b) or (c) hereof:
(i)    No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;
(ii)    No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and
(iii)    During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him or her under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-applicable laws of descent and distribution.
(b)    Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.
(c)    Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than fifty percent (50%) of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is delivered to the Administrator prior to the Participant’s death.
11.4    Conditions to Issuance of Shares.
(a)    Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)    All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)    The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)    No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
11.5    Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Participant incurs a Termination of Service for Cause. In addition, all Awards shall be subject to any Company clawback policy that may be in effect from time to time (including a policy adopted or amended after the grant of an Award).
11.6    Prohibition on Repricing. Subject to Section 13.2 below, the Administrator shall not have the authority, without the approval of the stockholders of the Company, to (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 13.2 below, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per Share or to cancel and replace an Award with the grant of an Award having a price per Share that is greater than or equal to the price per Share of the original Award.
11.7    Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
11.8    Leave of Absence. Unless the Administrator or applicable law provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, or (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof; or (c) change in status (Employee to Director, Employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Participant’s Award.
11.9    Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).
ARTICLE 12.
ADMINISTRATION
12.1    Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6 hereof.
12.2    Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.10 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
12.3    Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
12.4    Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)    Designate Eligible Individuals to receive Awards;
(b)    Determine the type or types of Awards to be granted to each Eligible Individual;
(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, any early exercise feature of an Award, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(i)    Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and
(j)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5    Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
12.6    Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or, with respect to Options or other rights with respect to Shares (but not Shares themselves), one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE 13.
MISCELLANEOUS PROVISIONS
13.1    Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 3.1(a)(ii) and Section 13.2 hereof, as applicable, increase the Share Limit. Except as provided in Section 13.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan. In addition, notwithstanding anything herein to the contrary, no Incentive Stock Option shall be granted under the Plan after the tenth (10th) anniversary of the date of Board approval of the Plan.
13.2    Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.
(a)    In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per share for any outstanding Awards under the Plan.
(b)    In the event of any transaction or event described in Section 13.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(i)    To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;
(ii)    To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(iii)    To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);
(iv)    To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and
(v)    To provide that the Award cannot vest, be exercised or become payable after such event.
(c)    In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:
(i)    The number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustment provided under this Section 13.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(ii)    The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.
(d)    Change in Control.
(i)    Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation, in each case, as determined by the Administrator. Unless otherwise provided in an Award Agreement, employment agreement, offer letter, consulting agreement or other similar agreement between a Participant and the Company, in the event an Award is assumed or an equivalent Award substituted, and the surviving or successor corporation terminates a Participant’s employment or service without Cause upon or within twelve (12) months following the Change in Control, then such Participant shall be fully vested in such assumed or substituted Award.
(ii)    In the event that the successor corporation in a Change in Control and its parents and subsidiaries refuse to assume or substitute for any Award in accordance with Section 13.2(d)(i) hereof, each such non-assumed/substituted Award shall become fully vested and, as applicable, exercisable and shall be deemed exercised, immediately prior to the consummation of such transaction, and all forfeiture restrictions on any or all such Awards shall lapse at such time. If an Award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable exercise period, and the Award shall terminate upon the Change in Control. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 13.2(d)(ii) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.
(e)    The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.
(f)    No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)    The existence of the Plan, any Program, any Award Agreement and/or any Award granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(h)    No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.
(i)    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.
13.3    Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months following the date of the Board’s initial adoption of the Plan. Awards may be granted or awarded prior to such stockholder approval; provided, that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no Shares shall be issued pursuant thereto prior to the time when the Plan is approved by the Company’s stockholders; provided further that if such approval has not been obtained at the end of such twelve (12)-month period, all Awards previously granted or awarded under the Plan shall thereupon be canceled and become null and void.
13.4    No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.
13.5    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
13.6    Effect of Plan upon Other Compensation Plans. Other than the termination of the Prior Plan, the adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose, including without limitation the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
13.7    Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements) and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
13.8    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
13.9    Governing Law. The Plan and any programs and agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

13.10    Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.
13.11    No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.
13.12    Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
13.13    Indemnification. To the extent allowable pursuant to applicable law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
13.14    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
13.15    Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

NAME & ADDRESS HERE BARCODE HERE PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. NAME & ADDRESS HERE CONTROL NUMBER Address Change: (If you noted any Address Changes above, please mark box.) ☐ CORCEPT THERAPEUTICS INCORPORATED ANNUAL MEETING OF SHAREHOLDERS MAY 21, 2026 AT 7:30 a.m. PACIFIC TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CORCEPT THERAPEUTICS INCORPORATED The shareholders hereby appoint Joseph K. Belanoff, M.D., Atabak Mokari and James N. Wilson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Corcept Therapeutics Incorporated, that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 7:30 a.m., Pacific Time on Thursday, May 21, 2026, at 101 Redwood Shores Parkway, Redwood City, CA 94065, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR PROPOSAL 4. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. Signature _____________________________________________________ Date _________________________________________________________ Title __________________________________________________________ Signature (Joint Owners) ______________________________________ NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company, or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person. PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. Vote Your Proxy on the Internet: Go to https://fcrvote.com/cort/ Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-402-3905 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it and return it in the postage-paid envelope provided. CONTROL NUMBER As a stockholder of Corcept Therapeutics Incorporated, you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 20, 2026.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 21, 2026 The Proxy Statement and our 2025 Annual Report to Shareholders are available at: web.viewproxy.com/corcept/2026 When properly executed, this proxy will be voted for Proposal 1, the election of the nominees listed for the Board of Directors, for Proposal 2, for Proposal 3, and for Proposal 4. Your Board of Directors recommends that you vote “FOR” the following: Please mark your votes like this Proposal 1. Election of Directors. NOMINEES: FOR WITHHOLD (1) Gregg Alton ☐ ☐ (2) G. Leonard Baker, Jr. ☐ ☐ (3) Joseph K. Belanoff, M.D. ☐ ☐ (4) David L. Mahoney ☐ ☐ (5) Joshua M. Murray ☐ ☐ (6) Kimberly Park ☐ ☐ (7) Daniel N. Swisher, Jr. ☐ ☐ (8) James N. Wilson ☐ ☐ Proposal 2. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. FOR ☐ AGAINST ☐ ABSTAIN ☐ Proposal 3. To approve, on an advisory basis, the compensation of the company's named executive officers as disclosed in the accompanying proxy statement. FOR ☐ AGAINST ☐ ABSTAIN ☐ Proposal 4. To approve an amendment to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan to increase the number of shares available thereunder and clarify certain other language in the plan. FOR ☐ AGAINST ☐ ABSTAIN ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof: Please indicate if you plan to attend this meeting. Yes ☐ No ☐